UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Host Hotels & Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 1, 2010

Dear Fellow Stockholder:

I am pleased to invite you to our 2010 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., which will be held at 10:00 a.m. on Thursday, May 6, 2010, at The Ritz-Carlton, Tysons Corner in McLean, Virginia. The doors will open at 9:30 a.m. Our directors and management team will be available to answer questions.

The attendance of stockholders at our annual meetings is helpful in maintaining communication and understanding. We hope you will be able to join us. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. You can ensure that your shares are represented by voting over the Internet, by telephone or by using a traditional proxy card. Instructions for these convenient ways to vote are set forth on the enclosed proxy card. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person.

We describe in detail the actions we expect to take at the annual meeting in the attached Notice of 2010 Annual Meeting of Stockholders and Proxy Statement. Our 2009 Annual Report (including our Annual Report on Form 10-K filed with the Securities and Exchange Commission) is also enclosed. We encourage you to read our Annual Report and hope you will find it interesting and useful. Thank you for your continued interest in Host Hotels & Resorts, and we look forward to seeing you at the meeting.

Sincerely,

Richard E. Marriott
Chairman of the Board

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817-1109

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	Thursday, May 6, 2010
Meeting Time:	10:00 a.m., Doors open at 9:30 a.m.
Location:	The Ritz-Carlton Hotel, Tysons Corner 1700 Tysons Boulevard, McLean, Virginia

Agenda

•	Election of eight directors;

•	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants to serve for 2010; and

•	Transaction of any other business that may be properly brought before the annual meeting or any adjournment or postponement thereof.

Voting

You may vote if you were a holder of record of our common stock at the close of business on March 9, 2010. Whether or not you plan to attend the annual meeting, please vote in one of the following ways:

•	Use the toll-free number shown on your proxy card (this call is toll-free if made in the United States or Canada);

•	Go to the website address shown on your proxy card and vote via the Internet; or

•	Mark, sign, date and return the enclosed proxy card in the postage-paid envelope.

BY ORDER OF THE BOARD OF DIRECTORS

ELIZABETH A. ABDOO
Secretary

April 1, 2010

Please refer to the back page of the Proxy Statement for information on accommodations and directions to the hotel.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on Thursday, May 6, 2010.

The Proxy Statement and Annual Report to Stockholders are available at http://www.hosthotels.com/investorrelations.asp

ATTENDANCE AND VOTING MATTERS

Q.	What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. This proxy is being solicited by the Board of Directors and we have designated Larry K. Harvey and Elizabeth A. Abdoo as proxies for this annual meeting. When you properly sign your proxy card or vote via telephone or the Internet, you are giving the persons named on the card your direction to vote your shares of common stock at the annual meeting as you designate.

Q.	What is a proxy statement?

It is a document that summarizes information that we are required to provide you under the rules of the Securities and Exchange Commission, or SEC, when we ask you to vote your proxy. It is designed to assist you in voting.

Q.	What does it mean if I get more than one proxy card?

You should vote by completing and signing each proxy card you receive. You will receive separate proxy cards for all of the shares you hold in different ways, such as jointly with another person, or in trust, or in different brokerage accounts.

Q.	What are my voting choices when voting for Director nominees?

With respect to each nominee, stockholders may:

•	Vote in favor of the nominee;

•	Vote against the nominee; or

•	Abstain from voting for the nominee.

Q.	What are my voting choices when voting on the ratification of the appointment of KPMG LLP as independent registered public accountants for 2010?

Stockholders may:

•	Vote in favor of the ratification;

•	Vote against the ratification; or

•	Abstain from voting on the ratification.

Q.	Who is entitled to vote?

Anyone who owned common stock of the Company at the close of business on March 9, 2010, the record date, can vote at the annual meeting. We are first sending the enclosed proxy card and this proxy statement on April 1, 2010 to all stockholders entitled to vote at the meeting.

Q.	How can I manage the number of Annual Reports I receive?

Our 2009 Annual Report, together with our Annual Report on Form 10-K filed with the SEC, has been mailed to stockholders with this proxy statement. If you share an address with any of our other stockholders, your household might receive only one copy of these documents. To request individual copies for each stockholder in your household, please contact our Investor Relations department at 240-744-1000, by e-mail to ir@hosthotels.com, or by mail to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Investor Relations. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare Trust Company, N.A. (“Computershare”) at 866-367-6351 toll-free within the United States and Canada; outside the United States and Canada at 781-575-4320, or by mail at P.O. Box 43078, Providence, Rhode Island 02940.

Q.	How do I vote?

Voting in Person at the Meeting. If you are a stockholder of record as of the close of business on March 9, 2010 and attend the annual meeting, you may vote in person at the meeting. If your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to obtain a proxy form from the broker, bank or other nominee that holds your shares of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may vote your shares as follows:

•

Vote by Telephone. You may vote by telephone by calling the toll-free number listed on the accompanying proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, May 5, 2010. When you call, have your proxy card in hand and you will receive a series of voice instructions, which will allow you to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•

Vote by Internet. You also have the option to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, May 5, 2010. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, mark your proxy card, sign and date it, and return it to Computershare in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted.

Q.	Who is acting as my proxy and how will they vote my shares ?

The individuals named on the enclosed proxy card are your proxies. They will vote your shares as you indicate. If you sign and return your proxy card but do not indicate how you wish to vote and you hold your shares in your own name as a holder of record, all of your shares will be voted:

(1)	FOR each of the nominees for director;

(2)	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2010; and

(3)	In the discretion of your proxies on any other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

However, if you hold your shares in street name, it is critical that you cast your vote in order for your vote to count in the election of directors (proposal one). In the past, if you held your shares in street name and you did not indicate how you wanted to vote those shares in the election of directors, your bank or broker was allowed to vote those shares on your behalf as they deemed appropriate. Now, due to recent regulatory changes, your bank or broker no longer is able to vote your shares on a discretionary basis in the election of directors. If you hold your shares in street name and do not instruct your bank or broker how to vote in the election of directors, then no votes will be cast on your behalf in the election of directors. Your bank or broker will continue to have discretion to vote your shares on the ratification of the appointment of KPMG LLC as the Company’s independent registered public accountants for 2010 (proposal two) if you do not provide instructions on this proposal.

Q.	May I revoke my proxy?

You may revoke your proxy at any time before the annual meeting if you:

(1)	File a written notice of revocation dated after the date of your proxy with Computershare; or

(2)	Send Computershare by mail a later-dated proxy for the same shares of common stock; or

(3)	Submit a new vote by telephone or the Internet. The date of your last vote, by either of these methods or by mail, will be the one that is counted; or

(4)	Attend the annual meeting AND vote there in person.

The mailing address for Computershare is P.O. Box 43078, Providence, Rhode Island 02940. The overnight delivery address for Computershare is: 250 Royall Street, Canton, Massachusetts 02021.

Q.	How many shares of common stock may vote at the annual meeting?

At the close of business on March 9, 2010, there were 654,455,636 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each share of common stock held.

Q.	What vote is required to approve each proposal?

In the election of directors, each nominee must receive more “For” votes than “Against” votes in order to be elected as a director. The proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2010 requires approval by the affirmative vote of a majority of votes cast on the proposal.

Q.	What constitutes a “quorum”?

A majority of the outstanding shares entitled to vote, present in person or by proxy, constitutes a quorum. We must have a quorum to conduct the meeting. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment.

Q.	How are abstentions and broker non-votes treated?

Shares of our common stock represented by proxies that are marked “abstain,” or which constitute broker non-votes, will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or does not choose to exercise discretionary authority with respect to such shares. Abstentions and broker non-votes will have no effect on the results of the vote on the election of directors or the results of the vote to ratify the appointment of KPMG LLP.

Q.	How can I obtain copies of documents referenced in this proxy statement?

Copies of the Company’s Corporate Governance Guidelines, codes of conduct and other documents referenced in this proxy statement can be accessed in the “Investor Relations—Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request by writing to:

Host Hotels & Resorts, Inc.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Attention: Investor Relations

Q.	How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting your signed proxy card gives authority to Larry K. Harvey and Elizabeth A. Abdoo, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Charter or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast.

Q.	Who will count the votes?

Computershare Trust Company, N.A., our transfer agent, will act as the inspectors of election and will tabulate the votes.

Q.	Who pays the cost of this proxy solicitation?

We bear all expenses incurred in connection with the solicitation of proxies. We have hired the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $7,000, plus expenses. We will reimburse brokers, fiduciaries and custodians for their reasonable expenses related to forwarding our proxy materials to those beneficial owners.

Q.	Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy solicitation materials, our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or other electronic means.

Q.	How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be disclosed on a Form 8-K filed with the SEC within four business days of the date of the annual meeting, which will be available on the Company’s website at http://www.hosthotels.com.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

Our Board of Directors oversees the management of the Company and its business for the benefit of our stockholders in order to enhance stockholder value over the long-term. The Board adopted Corporate Governance Guidelines in 2002. These Guidelines are reviewed annually and periodically amended as the Board enhances the Company’s corporate governance practices. The Company’s Corporate Governance Guidelines, codes of conduct and other documents describing the Company’s corporate governance practices can be accessed in the “Investor Relations—Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request.

In recent years, the Board has implemented numerous corporate governance enhancements to further strengthen the Board’s capacity to oversee the Company and to serve the long-term interests of all stockholders. These include:

•	amending the Company’s Bylaws to change the voting standard for the election of directors from a plurality to a majority of all of the votes cast in uncontested elections;

•	amending the Company’s Charter to declassify the Board of Directors so that all directors are elected on an annual basis; and

•	allowing the expiration of the Company’s Stockholder Rights Plan in November 2008.

The Company invites stockholders and other interested parties to communicate any concerns they may have about the Company directly and confidentially with any of the full Board of Directors, the presiding director or the non-management directors as a group, by writing to the Board of Directors, the Presiding Director or the Non-Management Directors at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Bethesda, MD 20817, Attn: Secretary. The Secretary will review and forward all stockholder communications to the intended recipient except those unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys, new business suggestions, business solicitations or advertisements. In addition, material that is hostile, threatening, illegal or similarly unsuitable or outside the scope of Board matters or duplicative of other communications previously forwarded to the recipient will also be excluded. The Secretary shall retain for three years copies of all stockholder communications that are forwarded.

Code of Business Conduct and Ethics

The Board has also adopted a code of business conduct and ethics that applies to all officers and employees of the Company and a code of business conduct and ethics and conflict of interest policy that applies to the Board of Directors. The purpose of these codes of conduct is to promote honest and ethical conduct; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, employees and directors.

Board Leadership Structure

Our governance structure provides the Board with the flexibility to select the appropriate leadership structure for the Company. This will be driven by the needs of the Company as well as the particular makeup of the Board of Directors at any point in time. As a result, no policy exists requiring the combination or separation of leadership roles and the Company’s governing documents do not mandate a particular structure.

Our current leadership structure is comprised of the Chairman of the Board, a separate Chief Executive Officer, an independent director serving as the presiding director of the non-management directors, and strong active independent directors. The CEO is responsible for setting the strategic direction of the Company and for the day to day leadership and management of the Company, while the Chairman of the Board provides guidance to the CEO, directs the agenda for Board meetings and presides over meetings of the full Board of Directors. This structure reflects the continued strong leadership, industry experience and energy brought to the Board of Directors by Richard E. Marriott, who has led the Company since its split with Marriott International in 1993.

Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and Committee level. Six of eight of our current directors are considered independent within the meaning of the rules of the New York Stock Exchange. Under our Corporate Governance Guidelines, non-management directors meet in executive session without the presence of the CEO, the Chairman of the Board or other executive officers. The purpose of these sessions is to promote open discussions among the independent directors concerning the business and affairs of the Company as well as matters concerning management, without any member of management present. In accordance with our Corporate Governance Guidelines, the Chair of our Nominating and Corporate Governance Committee, Robert M. Baylis, presides at all executive sessions of non-management directors. Mr. Baylis also serves as the director to whom correspondence may be directed on behalf of the non-management directors as a group, as described above under “Corporate Governance.”

Independence of Directors

It is the Board’s policy that a majority of the directors of the Company be independent. To be considered independent, a director must not have a material relationship with the Company that could interfere with a director’s independent judgment. To be considered independent, directors must also be “independent” within the meaning of the New York Stock Exchange’s requirements. To assist the Board in determining whether a director is independent, the Board has adopted standards for independence set forth in the Company’s Corporate Governance Guidelines.

Under these standards, a director is not considered independent if, within the past three years:

•	the director was employed by the Company (except on an interim basis);

•	an immediate family member of the director was an executive officer of the Company;

•	the director or an immediate family member is a partner at the Company’s internal or external auditors;

•	the director or an immediate family member was a partner or employee of the Company’s internal or external auditors and worked on the Company’s audit;

•	the director or an immediate family member is employed as an executive officer of another company when a present officer of the Company sat on that company’s compensation committee;

•

the director or an immediate family member received, during any 12-month period, more than $120,000 in compensation from the Company, other than director or committee fees or deferred compensation (provided such compensation is not contingent in any way on continued service);

•

the director or an immediate family member is an employee of a company that makes payments to or receives payments from the Company for property or services in excess of the greater of $1 million or 2% of that company’s consolidated gross revenue over one fiscal year; or

•

the director or an immediate family member is an executive officer, director, or trustee of a tax exempt organization to which the Company makes contributions in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2% of the tax exempt organization’s consolidated gross revenues.

In addition, the Board of Directors also considers the following factors, among others, in making its independence determinations:

•	whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; and

•	whether the director receives any compensation or other fees from the Company, other than the fees described under “Director Compensation”.

Consistent with these considerations, the Nominating and Corporate Governance Committee reviewed directors’ responses to a questionnaire asking about their relationships with the Company, as well as those of their immediate family members, and other potential conflicts of interest. The Committee determined that all of the directors other than Mr. Marriott and Mr. Walter are independent and recommended this conclusion to the Board. The Board approved the determination that six of the Company’s eight directors are independent. Messrs. Marriott and Walter are not independent because they are Company employees.

PricewaterhouseCoopers (“PWC”) has served, since 1998, as the Company’s internal auditor. Mr. Brittain retired from PWC in 2002, and receives unfunded retirement and other benefits from PWC, a portion of which is variable depending on PWC’s financial results. Mr. Brittain has never been involved in any matters concerning the Company. The Board determined that these factors alone would not impede a determination of independence for Mr. Brittain.

The Board’s Role in Risk Oversight

The Board as a whole oversees the various risks facing the Company, with reviews of certain areas being conducted by the relevant Committees that report on their deliberations to the Board. In this regard, the Board seeks to understand and oversee critical business risks. Risks are considered in almost all business decisions and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, appropriate risk-taking is essential for the Company to be competitive and to achieve its business objectives.

The chart below summarizes the primary areas of risk oversight for the Board and its Committees.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual business plan, and strategic plan; major litigation and regulatory exposures and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; joint ventures, acquisitions and divestitures; capital markets; and senior management succession planning.

Audit Committee	Responsible for oversight of risks associated with financial matters, particularly the Company’s financial statements, tax, accounting, and disclosure; risks associated with derivatives and hedging strategy; risks associated with the independence, qualifications and performance of the Company’s outside auditor and internal auditors; and the Company’s compliance with legal and regulatory requirements.

Compensation Policy Committee	Exposures associated with compensation of the Company’s officers, stock ownership and incentive-compensation plans, and succession planning. As discussed in more detail in the Compensation Discussion & Analysis, the Committee reviews and approves compensation programs with features that are designed to mitigate risk without diminishing the incentive nature of compensation.

Nominating and Corporate Governance Committee	Risks and exposures relating to the identification of qualified candidates to become Board members; continuing oversight of Board composition; review of the structure, membership and charters of the Board committees; review of compensation for independent directors; and oversight of the evaluation of the Board and management.

The Board and its Committees implement their oversight responsibilities through management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operating, financial, legal, compliance and reputational risk. Management communicates routinely with the Board, its Committees and individual directors on the significant risks identified through this process and how they are being managed.

Meetings and Committees of the Board

The Board met seven times in 2009. Each director attended at least 75% of the meetings of the Board and of the committees on which the director served. The Company expects directors to attend the annual meeting of stockholders. All directors attended the annual meeting in 2009. Under our Corporate Governance Guidelines, non-management directors meet in executive session without management and did so after each regularly scheduled

Board meeting in 2009. Mr. Baylis, the Chair of the Nominating and Corporate Governance Committee, presided over the executive sessions of the non-management directors.

The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, all of which are available on the Company’s website (http://www.hosthotels.com). Copies of these charters are also available in print to stockholders upon request. Each committee consists entirely of independent directors in accordance with New York Stock Exchange rules. The Board generally makes committee assignments in May after the annual meeting of stockholders, upon recommendation of the Nominating and Corporate Governance Committee. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board of Directors.

Committee	Current Members	Number of Meetings Held in 2009 and Committee Functions
Audit (1)	John B. Morse, Jr. (Chair) Willard W. Brittain, Jr. Gordon H. Smith

•    Number of meetings: Seven

•    Appoints and oversees the independent auditors;

•    Approves the scope of audits and other services to be performed by the independent and internal auditors;

•    Reviews and approves in advance the engagement fees of the outside auditor and all non-audit services and related fees, and assesses whether the performance of non-audit services could impair the independence of the independent auditors;

•    Reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•    Meets with the independent auditors, management representatives and internal auditors;

•    Reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC;

•    Reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC; and

•    Reviews risk exposures and management policies.

(1)	Mr. Baylis also served as a member of the Audit Committee for a portion of 2009. Each member of the Audit Committee, in the business judgment of the Board, meets the qualifications (including independence) and expertise requirements of the New York Stock Exchange. In addition, Mr. Morse and Mr. Brittain are “audit committee financial experts” within the meaning of SEC rules. Our independent and internal auditors have unrestricted access to the Audit Committee. The Report of the Audit Committee appears later in this proxy statement.

Committee	Current Members	Number of Meetings Held in 2009 and Committee Functions
Nominating and Corporate Governance	Robert M. Baylis (Chair) Ann McLaughlin Korologos John B. Morse, Jr. Gordon H. Smith

•   Number of meetings: Four

•   Makes recommendations to the Board on corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•   Oversees the annual evaluation of the Board, its committees and management;

•   Reviews periodically the compensation and benefits of non-employee directors and makes recommendations to the Board of Directors or the Compensation Policy Committee of any modifications;

•   Reviews the composition of the Board and skills of directors and recommends nomination of Board members and addition of new members, as appropriate;

•   Ensures that the Board maintains its diversity; and

•   Fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

—    selection of committee chairs and committee assignments; and

—    implementation, compliance and enhancements to codes of conduct and the Company’s Corporate Governance Guidelines.

In addition, the Chair of the Nominating and Corporate Governance Committee presides at all executive sessions of independent directors, determines the agenda for such discussions, and serves as liaison between the independent directors and the Chairman and the Chief Executive Officer.

Committee	Current Members	Number of Meetings Held in 2009 and Committee Functions
Compensation Policy	Ann McLaughlin Korologos (Chair) Robert M. Baylis Willard W. Brittain, Jr.

•   Number of meetings: Five

•   Oversees compensation policies and plans for the Company’s employees;

•   Reflects the Company’s compensation philosophy in structuring compensation programs;

•   Approves the goals and objectives for compensation of all executive officers of the Company and approves compensation for other members of senior management;

•   Advises our Board on the adoption of policies that govern the Company’s annual compensation and stock ownership plans;

•   Reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•   Reviews and advises the Company on the process used for gathering information on the compensation paid by other similar businesses;

•   Reviews the Company’s succession plans relating to the CEO and other senior management; and

•   Reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices.

Role of the Compensation Consultant

Pursuant to its charter, the Compensation Policy Committee is authorized to retain and terminate any consultant, as well as approve the consultant’s fees, scope of work and other terms of retention. In 2005, the Committee retained compensation consultant Towers Perrin (known as Towers Watson after merging with Watson Wyatt Worldwide effective January 1, 2010). Towers Watson has assisted the Committee in the design, structure and implementation of the executive compensation programs for 2006-2008 and 2009-2011. In addition, Towers Watson advises the Committee on compensation issues and keeps the Committee apprised of regulatory developments and competitive practices related to executive compensation practices. They do not determine or recommend the exact amount or form of executive compensation for any executive officers. Towers Watson reports directly to the Committee. A representative of Towers Watson, when requested, attends meetings of the Committee, is available to participate in executive sessions and communicates directly with the Committee Chair or its members outside of meetings. The Chair of the Committee, acting on authority delegated by the Committee, approves any other work that Towers Watson may do for the Company and its affiliates. In 2009, Towers Watson performed work for the Company and the Company’s European joint venture, in which the Company has a 32% interest and acts as general partner. The work related to assistance with the valuation of pension obligations for financial reporting purposes in Italy, Spain, The Netherlands and Chile. Fees associated with this work were approximately $62,220 in 2009. The individuals involved in providing compensation consulting do not provide these other services and there is no communication between those providing compensation services and consultants providing such other services. The Compensation Policy Committee may delegate any or all of its responsibilities to a subcommittee, but did not do so in 2009. The Compensation Policy Committee’s Report on Executive Compensation appears later in this proxy statement.

Compensation-Related Risks

The Compensation Policy Committee oversees the compensation policies and plans for all employees. Management, at the request of the Committee, has assessed the Company’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process included a review of all material compensation policies and practices, which was discussed with the Committee. The compensation programs of the Company are all centrally designed and centrally administered. They do not vary by department or business operations. The elements of compensation for senior management and upper middle management are also the same: base salary, annual cash incentive awards and long-term incentives. The performance measures for the incentive awards are (i) Company financial metrics that are based on an annual business plan and budget reviewed and approved by the Board of Directors and (ii) personal performance goals that are derived from the annual business plan and budget and Company strategic plan, which tie to measures of long-term success of the Company. The business plan and budget are reviewed quarterly with the Board and the strategic plan is addressed annually. The personal goals are drafted by each employee annually and approved by each manager so that there is a common purpose and accountability throughout the Company. Total compensation is capped throughout our compensation programs, and the Compensation Policy Committee reviews all senior management compensation and that of any employee earning more than $250,000 in cash compensation. Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or excessive risk-taking.

Compensation Policy Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person.

Identification and Evaluation of Director Candidates

Each year the Nominating and Corporate Governance Committee reviews with the Board of Directors the composition of the Board as a whole and makes a recommendation whether to renominate directors and whether to consider any new persons to be added to the Board of Directors. The Committee considers director candidates suggested by members of the Committee, other directors and management. The Committee will also consider any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description and a description of the person’s qualifications. Recommendations should be mailed to Host Hotels & Resorts, Inc.,

6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Secretary. The Committee will evaluate in the same manner candidates suggested in accordance with this policy and those recommended by other sources. The Committee has full discretion in considering all nominations to the Board of Directors. Alternatively, stockholders who would like to nominate a candidate for director (in lieu of making a recommendation to the Nominating and Corporate Governance Committee) must comply with the requirements described in this proxy statement and the Company’s Bylaws. See “Stockholder Proposals for our Next Annual Meeting.”

The evaluation of director candidates involves several steps, not necessarily in any particular order. Preliminary interviews of director candidates may be conducted by the Chair of the Committee or, at his request, any other member of the Committee, the Chairman of the Board, or other directors. Background material pertaining to director candidates is distributed to the members of the Committee for their review. References are checked and analyses are performed to identify potential conflicts of interest and appropriate independence from the Company. Director candidates who the Committee determines merit further consideration are interviewed by the Chair of the Committee and other Committee members, directors and executive officers as determined by the Chair of the Committee. The results of these interviews are considered by the Committee in its deliberations.

There are certain minimum qualifications for Board membership that director candidates should possess, including strong values, high ethical standards, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, and a commitment to full participation on the Board and its committees. The Committee has adopted guidelines in its charter to be used in evaluating candidates in order to ensure a diverse and highly qualified Board of Directors. In addition to the characteristics mentioned above, the guidelines provide that the Committee may consider the following criteria, including: experience in running a major enterprise, sound business acumen, experience as a board member of another publicly held company, academic expertise in an area of the Company’s operations, and a reputation, both personal and professional, consistent with the image and reputation of the Company. In addition, when considering new Board members, the Committee considers whether the candidate would qualify as an independent director under New York Stock Exchange and other applicable regulations.

The Board is also committed to a diversified membership, in terms of both the individuals involved and their experience. As stated in the Committee’s Charter, the Committee may take into account the overall diversity of the Board, including professional background, experience, perspective, age, tenure, gender, and ethnicity. The Board is satisfied that the current nominees reflect an appropriate diversity of gender, race, age, professional background and experience but is committed to continuing to consider diversity issues in evaluating the composition of the Board.

This year, two new directors who have not previously stood for election to the Board by the stockholders, Willard W. Brittain, Jr. and Gordon H. Smith, are nominated for election to the Board of Directors. Both directors were identified by existing Board members and elected to the Board in July 2009. Each qualifies as an independent director under New York Stock Exchange rules.

DIRECTOR COMPENSATION

2009 Director Fees

Directors who are employees receive no additional compensation for serving on the Board or its committees. In 2009, we provided the following annual compensation to our independent directors.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards		All Other Compensation (3)	Total
Robert M. Baylis	$100,500	$65,0009	(4)	$18,752	$184,252
Willard W. Brittain, Jr.	38,500	54,167	(5)	11,851	104,518
Terence C. Golden	68,000	65,000	(4)	21,445	154,445
Ann McLaughlin Korologos	90,000	65,000	(4)	25,691	180,691
John B. Morse, Jr.	99,500	65,000	(4)	43,844	208,344
Gordon H. Smith	40,000	54,167	(5)	9,338	103,505

(1)	Mr. Marriott, Chairman of the Board, and Mr. Walter, President and CEO, are not included in this table because they are employees of the Company and thus receive no compensation for services as directors. The compensation received by Mr. Marriott and Mr. Walter as employees is shown in “Executive Officer Compensation.”

(2)	Amount reflects an annual retainer for Board service, attendance fees at committee meetings, special Board meetings and the annual stockholders meeting and retainers for committee chairs, as described below. Messrs. Brittain and Smith joined the Board on July 9, 2009 and both began receiving the monthly portion of the annual retainer amount beginning in that month.

(3)	Amount reflects:

•

Complimentary rooms, food and beverage and other hotel services for directors when they stay at properties owned by us or managed by our major operators as follows: Mr. Baylis, $11,073; Mr. Brittain, $6,639; Mr. Golden, $11,591; Ms. Korologos, $13,886; Mr. Morse, $25,342; and Mr. Smith $5,187.

•

Reimbursement for taxes associated with the value of the above benefit as follows: Mr. Baylis, $7,679; Mr. Brittain, $5,212; Mr. Golden, $9,854; Ms. Korologos, $11,805; Mr. Morse, $18,502; and Mr. Smith $4,151.

(4)	Amount reflects annual stock awards under the Non-Employee Directors’ Deferred Stock Compensation Plan in value equal to the annual retainer. The annual stock awards are fully vested upon grant.

(5)	Amount reflects annual stock awards under the Non-Employee Directors’ Deferred Stock Compensation Plan in value equal to the annual retainer but prorated for Messrs. Brittain and Smith who joined the Board in July 2009.

Compensation Philosophy

Directors are compensated in cash and stock to align their interests with those of our stockholders. The components of director compensation are discussed below.

Cash Compensation

The Company provides non-employee directors the following cash compensation in addition to reimbursement of customary and usual travel expenses.

•	retainer of $65,000 per year;

•	$1,500 for each committee meeting attended;

•	$1,500 for attendance at the annual meeting of stockholders;

•	$10,000 per year to the committee chair of the Compensation Policy Committee (Ms. Korologos) and the committee chair of the Nominating and Corporate Governance Committee (Mr. Baylis); and

•	$15,000 per year to the committee chair of the Audit Committee (Mr. Morse).

There are no fees paid for attendance at regularly scheduled Board meetings, however, non-employee directors would receive $1,500 for attendance at any special meeting, of which there was one in 2009.

Stock Compensation—Annual Stock Award

Stock compensation in 2009 consisted of an annual award of stock units equaling the annual retainer fee ($65,000) in value and credited to each director’s deferred stock unit account under the Non-Employee Directors’ Deferred Stock Compensation Plan. Under that plan, the annual award is granted to each director immediately following the annual meeting of stockholders. The number of stock units is calculated by dividing the annual retainer fee by the average of the high and low prices of our common stock on the date of the annual meeting. In 2009, the average of the high and low price of our common stock on May 14, 2009 was $7.89 and each director was credited with 8,244 stock units. On November 4, 2009, the Nominating and Corporate Governance Committee recommended, and the Board approved, a prorated annual award of stock units to Messrs. Brittain and Smith, who both joined the Board in July 2009. The number of stock units awarded was equal to the annual retainer fee multiplied by 10/12 and divided by the average of the high and low prices of our common stock on the grant date.

Directors are also credited with dividend equivalents that are equal in value to the dividends paid on our common stock. The Company will convert the stock units to common stock upon a director’s termination of service from the Board, as more fully described below.

Compensation Changes Effective in 2010

The Nominating and Corporate Governance Committee reviewed the compensation of the independent directors in 2009. Stockholder approval of the Company’s 2009 Comprehensive Stock and Cash Incentive Plan allowed more flexibility structuring directors’ compensation because, unlike the former stock plan, it allows directors to receive grants of equity. Effective January 1, 2010, the Committee recommended, and the Board approved, an increase in the annual stock retainer for independent directors from $65,000 to $75,000, to be made after the annual meeting of stockholders with the number of shares to be determined based on the fair market value of the Company’s stock on that date. Fair market value under the 2009 Comprehensive Stock and Cash Incentive Plan is the closing price of the Company’s stock on the date of grant. The Committee recommended no increase to the annual cash retainer, committee meeting fees or chair retainers.

Under the Non-Employee Directors’ Deferred Stock Compensation Plan, directors will receive the annual stock award in fully-vested restricted stock, unless a director makes an election prior to the end of the year preceding the award to defer the award into stock units. Directors also would elect at that time the date when the stock units would be payable, which is either upon termination of service from the Board or the earlier of (i) termination of service or (ii) 3 or 5 years from the date of grant. In addition, the Committee implemented new stock ownership guidelines effective in 2010. These are discussed below.

Stock Ownership Policy

Effective January 1, 2010, non-employee directors must own common stock of the Company (which includes stock units held under the Non-Employee Directors’ Deferred Compensation Plan) equal in value to five times the annual cash retainer ($65,000) paid to directors. Compliance with these guidelines will be measured on the first trading day of each calendar year, using the annual cash retainer then in effect and the closing price of our common stock on that day. Any subsequent change in the value of the common stock will not affect the amount of stock that directors are required to hold during that year. In the event that the annual cash retainer increases, a non-employee director will have five years from the time of such increase to acquire any additional shares needed to meet these guidelines. There will be a transition period of five years for non-employee directors to achieve the ownership requirement. Mr. Marriott and Mr. Walter, as employees, are subject to separate stock ownership guidelines applicable to corporate officers.

Perquisites

To encourage our directors to visit and personally evaluate our properties and the managers of our properties, directors receive complimentary rooms, food and beverage and other hotel services when they stay at properties owned by us or managed by our major operators. In addition, directors are reimbursed for taxes associated with the value of this benefit.

Non-Employee Directors’ Deferred Stock Compensation Plan

The Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to defer receipt of all or part of their annual retainer, meeting fees, and committee chair fees until after their service on the Board has ended. Under this plan, the Company has established a stock unit account for each non-employee director and all deferred fees are credited to this account as of the date the fee would have been paid. Deferred fees are converted into stock units based on the fair market value of the Company’s common stock on the date the fee otherwise would have been paid. Dividends are “reinvested” in additional stock units and credited to the account in stock units based on the market price of the stock on the date dividends are paid.

With respect to stock units received prior to January 1, 2010, upon termination of service from the Board, a director’s stock unit account is settled by delivering an amount of our shares of common stock equal to the number of stock units, and directors had the option to receive such shares as a lump sum or in substantially equal annual installments over a 10 year period.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members. Each director nominee stands for election every year. Each nominee has consented to serve if elected, but should any director nominee be unavailable to serve (an event which our Board does not now anticipate), the proxies named on your proxy card will vote for a substitute nominee recommended by the Board of Directors. Alternatively, the Board, on the recommendation of the Nominating and Corporate Governance Committee, may decide to reduce the size of the Board and the number of nominees.

Except in a contested election, each director will be elected only if he or she receives more votes “for” than votes “against” the director nominee. As set forth in the Company’s Corporate Governance Guidelines, any director nominee who is not elected by the vote required and who is an incumbent director must immediately tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended. The Board will act on the tendered resignation within 90 days and will promptly disclose its decision and rationale as to whether to accept the resignation or the reasons for rejecting the resignation. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and is not an incumbent director, the Board may fill the resulting vacancy or decrease the size of the Board.

It is the responsibility of the Nominating and Corporate Governance Committee to identify, evaluate and recommend prospective director candidates for the Board of Directors, in accordance with the policy and procedures described in the Committee’s Charter and Corporate Governance Guidelines. The Committee regularly reviews the composition of the Board in light of the Company’s changing requirements and its assessment of the Board’s performance. The Committee seeks to include a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts. For more information on this process, see “Corporate Governance—Identification and Evaluation of Director Candidates.”

In assessing qualifications for nominees, the Committee expects all candidates to meet the qualifications described in the Committee’s charter and the Company’s Corporate Governance Guidelines, including integrity, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, and the requisite time and ability to attend meetings and fully participate in the activities of the Board. The Committee believes that each of the nominees possesses these key attributes that are important to an effective Board. Each director nominee holds or has held senior executive positions in large organizations or government offices and has experience relevant to the Company’s business. Our directors also serve on the boards of other public and private companies and have an understanding of corporate governance practices and trends. The Committee also takes into account diversity considerations in determining the slate of directors and believes that, as a group, the nominees bring a broad range of perspectives to the board deliberations. In addition to the above, the Committee also considered the specific experiences described in the biographical details that follow in determining to nominate the individuals set forth below for the election as directors.

The Board of Directors unanimously recommends that you vote FOR each of the nominees for director.

NOMINEES FOR DIRECTOR

Robert M. Baylis, 71	Director since 1996

Mr. Baylis is the retired Vice Chairman of CS First Boston. Prior to his retirement, he was Chairman and Chief Executive Officer of CS First Boston Pacific, Inc. Mr. Baylis is also a Director of New York Life Insurance Company, and is Chairman of the Board of Gildan Activewear, Inc. He is an Overseer of the University of Pennsylvania Museum, a Trustee and the Chairman of the Executive Committee of the Rubin Museum of Art in New York City and the Chairman of the Audit Committee of the Woods Hole Oceanographic Institution. He previously served on the boards of Covance, Inc. and PartnerRe Ltd.

Relevant Experience: Chartered financial analyst; extensive investment banking, financial asset management experience; experience with global enterprises; significant experience in the role of lead director.

Willard W. Brittain, Jr., 62	Director since 2009

Mr. Brittain is the Chairman and Chief Executive Officer of Preod Corporation (Professional Resources on Demand), which he founded in March 2003. Mr. Brittain is a former partner of PricewaterhouseCoopers and its predecessor, Price Waterhouse, where he worked for 28 years prior to his retirement. While at PricewaterhouseCoopers, Mr. Brittain held several senior management positions, including serving as the Chief Operating Officer from July 1995 to September 2000 and as the Chief Operating Officer of PwC Consulting, a spin-off from PricewaterhouseCoopers, from September 2000 until his retirement in October 2002. Mr. Brittain is a member of the board of directors of Tutor Perini Corporation, DaVita Inc. and Convergys Corporation. He previously served on the board of Analyst International.

Relevant Experience: Extensive experience in accounting and controls, financial systems and operations; knowledge of employment and human resources issues, technology, construction, and healthcare.

Terence C. Golden, 65	Director since 1995

Mr. Golden served as our President and Chief Executive Officer from 1995 until his retirement in May 2000. He is the Chairman of Bailey Capital Corporation and the Federal City Council in Washington, D.C. In addition, Mr. Golden is a Director of Pepco Holdings, Inc., Stemnion, Inc., The Morris and Gwendolyn Cafritz Foundation and the Chairman of Kipp DC. He is also a Trustee of the Washington Real Estate Investment Trust. In past years, Mr. Golden served as Chief Financial Officer of The Oliver Carr Company, a Director of Cousins Properties, Inc., as a member of the G2 Satellite Solutions Advisory Committee and was also co-founder and national managing partner of Trammell Crow Residential Companies. He served as Administrator of the General Services Administration from 1985 to 1988 and was Assistant Secretary of the Treasury from 1984 to 1985.

Relevant Experience: Extensive real estate, hospitality, and construction experience; broad knowledge of the Company; demonstrated business, financial and organizational experience as former chief executive officer.

Ann McLaughlin Korologos, 68	Director since 1993

Ms. Korologos is the former Chair of the RAND Corporation Board of Trustees, an international public policy research organization. From October 1996 to December 2005 she served as Senior Advisor to Benedetto, Gartland & Company, Inc., a private investment banking firm in New York. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the Aspen Institute from 1996 until August 2000. Ms. Korologos has served in several United States Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR Corporation (and its subsidiary, American Airlines), Kellogg Company, Harman International Industries, Inc., and Vulcan Materials Company. She previously served on the boards of Microsoft Corporation and Fannie Mae.

Relevant Experience: Comprehensive experience with the Company and other public companies as a director; recognized expertise and leadership in corporate governance; high-level U.S. Government experience and leadership; knowledge of labor issues and international affairs.

Richard E. Marriott, 71 Chairman of the Board	Director since 1979

Mr. Richard E. Marriott is our Chairman of the Board. He is Chairman of the Board of First Media Corporation and the Polynesian Cultural Center. He is the Chairman and a director of the J. Willard Marriott and Alice S. Marriott Foundation and a director of the Richard E. and Nancy P. Marriott Foundation. Mr. Marriott also serves on the Federal City Council and the National Advisory Council of Brigham Young University. He is a past President of the National Restaurant Association. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities and a Trustee of the Boys & Girls Clubs of America.

Relevant Experience: Comprehensive knowledge and unique perspective and insight into the hospitality industry; long history of successful management of the Company.

John B. Morse, Jr., 63	Director since 2003

Mr. Morse served as Vice President, Finance and Chief Financial Officer of The Washington Post Company from November 1989 until his retirement in December 2008. He also served as President of Washington Post Telecommunications, Inc. and Washington Post Productions Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers. Mr. Morse is a Director of AES Corporation and HSN, Inc. He is also a Trustee of the College Foundation of the University of Virginia.

Relevant Experience: Extensive experience in business, finance, accounting and controls, and financial reporting as a former chief financial officer of a public company; broad public company background; corporate compliance; consumer services.

Gordon H. Smith, 57	Director since 2009

Mr. Smith is President and CEO of the National Association of Broadcasters. From March to October 2009 he was a senior advisor and resident at the Washington, D.C. office of Covington & Burling LLP as a member of the Government Affairs and International Trade practice groups. In 2008, Senator Smith completed his second term as a United States Senator from the State of Oregon, where he served on the Commerce, Science and Transportation Committee; the Energy and Natural Resources Committee; the Finance Committee; and the Indian Affairs Committee. In addition, he was a ranking member of the Senate Finance Subcommittee on International Trade and Global Competitiveness and for six years chaired the Senate Foreign Relations Subcommittee on European Affairs. Prior to his election to the United States Senate, Mr. Smith directed the operations of Smith Frozen Foods, his family’s frozen food processing business and is currently Chairman of the Board of Smith Frozen Foods, which is privately held. In 1992, he was elected to the Oregon State Senate, of which he became president in 1995. He also previously practiced law in the states of New Mexico and Arizona.

Relevant Experience: High-level U.S. Government experience and leadership; knowledge of public policy, international affairs and trade and law; financial and business experience; media/broadcasting.

W. Edward Walter, 54 President and Chief Executive Officer	Director since 2007

Mr. Walter is our President and Chief Executive Officer. He joined our Company in 1996 as Senior Vice President for Acquisitions, and was elected Treasurer in 1998, Executive Vice President in 2000, Chief Operating Officer in 2001 and Chief Financial Officer in 2003. He became our President and Chief Executive Officer in October 2007. Prior to joining our Company, Mr. Walter was a partner with Trammell Crow Residential Company and the President of Bailey Capital Corporation. He serves on the Board of Directors of AvalonBay Communities, Inc. He is also on the board of the Friendship Public Charter School, the largest charter school system in the District of Columbia, the National Kidney Foundation, and serves on the Board of Governors and acts as Treasurer of the National Association of Real Estate Investment Trusts.

Relevant Experience: Extensive experience in finance, capital markets, real estate and hospitality; extensive knowledge of the Company as a member of senior management for over 13 years; knowledge of construction, law, financial reporting and compliance.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of KPMG LLP as independent registered public accountants of the Company for 2010. Representatives of KPMG LLP will be at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to questions.

The Board of Directors is asking stockholders to ratify the selection of KPMG LLP as our independent registered public accountants for 2010. Although ratification is not required by our Bylaws, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as independent registered public accountants of the Company for 2010.

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

The Audit Committee serves as the representative of the Board of Directors of Host Hotels & Resorts, Inc. (the “Company”) for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit processes. Management of the Company has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process and internal controls. KPMG LLP, acting as independent registered public accountants, is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting and for expressing an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee members are not professional accountants or auditors, and the Audit Committee’s functions are not intended to duplicate or certify the activities of management and the independent registered public accountants. In this context, the Audit Committee has:

•

reviewed and discussed with management the audited financial statements for the year ended December 31, 2009, including discussions of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements;

•

discussed with the Company’s internal and independent registered public accountants the overall scope for their respective audits and the results of their examinations, the evaluations of the Company’s internal controls and financial reporting, and the overall quality of the Company’s financial reporting;

•	discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees;

•

received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	discussed with KPMG LLP their independence from the Company and its management.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report for the year ended December 31, 2009. The Annual Report on Form 10-K was filed with the Securities and Exchange Commission on March 1, 2010.

The Audit Committee

John B. Morse, Jr., Chair

Robert M. Baylis

Willard W. Brittain, Jr.

Gordon H. Smith

AUDITOR FEES

Principal Accountant Fees and Services

The Company was billed the following amounts for professional services by KPMG LLP, its independent registered public accountants, for 2009 and 2008:

	2009	2008
Audit fees (annual financial statements, review of quarterly financial statements and audit of internal controls over financial reporting)	$3,140,000	$2,036,949
Audit-related fees (1)	228,000	125,654
Tax fees (2)	—	25,234
All other fees	—	—

Total Fees	$3,368,000	$2,187,837

(1)	Audit-related fees consisted principally of fees for compliance audits, acquisition and disposition proration audits, audits of financial statements of our employee benefit plan, and consultation on accounting issues.

(2)	Tax fees were incurred for services related to our European joint venture, including preparation of corporate income tax returns.

The Audit Committee concluded that the provision of these audit-related and tax services is compatible with maintaining the independence of KPMG LLP.

Pre-Approval Policy for Services of Independent Registered Public Accountants

All services performed by KPMG LLP were pre-approved by the Audit Committee in accordance with its 2009 pre-approval policy. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent registered public accountants, subject to the Audit Committee’s prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent registered public accountants without obtaining specific pre-approval from the Audit Committee. The Audit Committee has pre-approved certain services (and corresponding cost levels) in conjunction with Committee meetings, typically conducted in February of each year. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Committee.

The Audit Committee has designated the Senior Vice President, Corporate Controller to monitor the performance of all services provided by the independent registered public accountants and to determine whether such services are in compliance with the pre-approval policy.

Policy for Hiring Members of the Audit Engagement Team

The Audit Committee adopted a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of the audit engagement team accept employment with the Company. Under the policy, the Company may not hire into a financial oversight role any individuals who were members of the Company’s audit engagement team for the prior year. Individuals not subject to the one-year “cooling off” period include, among others, persons who provided less than 10 hours of audit services and individuals whose employment resulted from an emergency or other unusual situation. In all such cases, the Audit Committee must determine that the relationship is in the best interests of stockholders. In addition, the Company may not appoint a director who is affiliated with or employed by a present or former auditor of the Company until three years after the affiliation or auditing relationship has ended.

Other Company Accountants and Auditors

The Company has engaged Ernst & Young LLP for tax consultation and tax compliance services and PricewaterhouseCoopers LLP as its internal auditors. The purpose of the internal audit program is to provide the Audit Committee and Company management with ongoing assessments of the Company’s risk management processes and to review the effectiveness and design of internal controls at our properties and the Company’s corporate office.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

We have three objectives for executive compensation that we have followed consistently in the design and structure of our programs over the last decade:

•	to foster a strong relationship between stockholder interests and executive compensation;

•	to provide annual and long-term incentives that emphasize performance-based compensation; and

•	to provide overall levels of compensation that attract and retain talented executives.

Elements of the 2009-2011 Compensation Program

In January of 2009, the Compensation Policy Committee (the “Committee”) of the Board of Directors of the Company adopted new compensatory arrangements in which senior management of the Company, including the named executive officers, participate. The arrangements are effective from 2009 through 2011 and replace the expired compensation program which was in effect from 2006 through 2008. The program builds on the experience of previous programs and the work that the Committee began in late 2007 when Mr. Walter became Chief Executive Officer and executives were promoted and responsibilities expanded. Consistent with prior years, there are three key elements to the compensation program: base salary, annual cash incentives and equity awards. Although the Committee does not follow a specific formula in determining the mix of compensation, at the executive level, 60% or more of the total target compensation is generally in the form of equity awards to emphasize performance and align management and stockholder interests. Each element of the 2009-2011 compensation program is discussed below.

Base Salary

Base salary is set at an annual rate, based on the level of the position within the Company, experience, scope of responsibility, and the individual’s performance. This is the only fixed component of the compensation program. The Committee generally reviews salary at the beginning of each year. Adjustments, if any, take into account an individual’s performance, responsibilities, experience, internal equity and external market data. Base salary represents between 16%-23% of the named executive officers’ total targeted compensation under the 2009-2011 program.

Annual Cash Incentives

The annual cash incentives reward the achievement of individual performance and Company goals. Bonuses are calculated as a percentage of an individual’s salary and weighted depending on the level of responsibility in the Company. For the named executive officers and all employees at the executive vice president level, 80% of the eligible cash bonus is based on the satisfaction of Company financial goals and 20% on satisfaction of personal performance goals. The weighting reflects the Committee’s continued belief that the incentive emphasis for senior executives should be on Company performance.

The annual cash amount that may be earned is further refined based on the level of performance on each goal, which is measured at “threshold”, “target” and “high”. As a result, the total amount that any individual may earn annually depends on: (1) salary, because the award is calculated and paid as a percentage of annual salary, (2) the relative weighting between financial and personal goals, (3) the level of performance achieved on each of two Company financial goals, and (4) the level of performance achieved on personal goals. There is no bonus if performance is below threshold, and results are interpolated between the levels of threshold, target and high.

The Committee believes that the structure of the annual cash incentive award has worked well for all employees and made just a few changes in the program for 2009-2011. The chart below summarizes the changes. More detail on the financial measures and personal performance goals follows.

Annual Cash Incentive

Changes from prior program	Rationale
Introduced an additional financial measure of Company performance, Return on Invested Capital	Provides an emphasis on investing capital effectively. Reflects and supports the Company’s portfolio-driven balance sheet. The Company financial goals, which are 80% of the target annual incentive award for executives, will now be determined 70% on Adjusted FFO (defined below), which has been used in previous programs, and 30% on Return on Invested Capital.

Added a mid-year review of personal performance goals	This is a small component (only 20% of the total target award) of the annual cash incentive for executives. This measure, however, has also been added as a component to determine performance for 50% of the target equity awards (See “Equity” below). Given the greater overall emphasis on personal performance in the compensation program, a mid-year review ensures that goals established at the beginning of the year still reflect appropriate areas of emphasis for the executive. This provides the Company with the flexibility it needs to motivate high business performance while adapting and responding to opportunities and challenges.

Financial Measures for the Annual Cash Incentive

The two financial measures of performance are funds from operations per diluted share, as adjusted for certain items (“Adjusted FFO”) and return on invested capital (“ROIC”).

The Company uses funds from operations per diluted share in accordance with National Association of Real Estate Investment Trusts (“NAREIT”) guidelines as a supplemental measure of operating performance in its earnings releases and financial presentations. The Committee retained it as the primary financial measure and the “threshold”, “target” and “high” goals are established at the beginning of the year as part of the Company’s business plan and budget. Because it is the primary measure, it represents 70% of the total target financial performance award. The Committee considers adjustments that reflect (i) items that are unusual in nature (for example, the income from a large settlement and significant acquisition costs) and (ii) items that are in the long-term interest of the Company but would reduce funds from operations per diluted share in the performance period (such as costs associated with senior notes redemptions, debt prepayments, and preferred stock redemptions) which, if included, would not reflect the recurring funds from operations of the Company. The adjustments are reviewed by the Audit Committee and are explained in the Company’s earnings releases and 2009 Annual Report on Form 10-K in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Net Income Available to Common Stockholders to Funds from Operations per Diluted Share”.

The new program incorporates ROIC as an additional measure of financial performance. ROIC was added to ensure that capital is invested effectively. It reflects and supports the Company’s portfolio-driven balance sheet. ROIC represents the remaining 30% of the total target financial performance award. It is calculated as property-level EBITDA divided by the invested capital for all comparable consolidated properties. Property-level EBITDA is defined as the earnings before interest, taxes, depreciation and amortization of our comparable, owned hotels after eliminating corporate-level costs and expenses related to our capital structure. Invested capital is defined as the purchase price of a property plus all capital expenditures, excluding the furniture, fixture and equipment reserve contributions, typically 5% of gross revenues. As with Adjusted FFO, the “threshold”, “target” and “high” ROIC goals are established at the beginning of the year based on, and subject to review and approval of, the Company’s business plan and budget by the Board of Directors.

The chart below shows the performance and payout levels on each of Adjusted FFO and ROIC.

	Threshold	Target	High
Performance
(as a % of Budgeted Goals)	85	100	115
Payout Level
(as a % of Target)	50	100	200

Personal Performance Goals

Personal performance goals are a small component of the annual cash incentive for executives, representing only 20% of the total target amount. However, the overall compensation program for 2009-2011 puts a greater emphasis on personal performance, and it has been added as performance measure for the restricted stock awards. See “Equity- Restricted Stock”.

Performance goals for each executive as well as all employees are established at the beginning of the year as part of the annual business plan and budget. The Chief Executive Officer drafts the performance goals in discussion with, and for, the other executive officers. These performance goals may include a broad spectrum of metrics such as financial and operational results, strategy, and growth and leadership goals for the departments each executive leads. The Chief Executive Officer also drafts his own performance goals in consultation with the Committee. The Committee reviews and approves all goals for the named executive officers and all executive vice presidents. These goals are designed to be attainable at a “target” level. The Committee added a review of performance goals mid-year, and the goals may be revised or adjusted by the Committee to ensure that they still reflect appropriate areas of emphasis for the executive. This is, in part, a response to the volatile economic environment of the last two years which has necessitated ongoing changes in the Company’s business plan and strategy. It also provides the Company with the flexibility it needs to motivate high business performance while adapting and responding to opportunities and challenges.

Determining the Annual Incentive Award

The target annual cash incentive represents 13%-17% of the named executive officers’ total target compensation under the 2009-2011 program. The table below shows the total annual cash incentive that may be earned by the CEO and executive vice presidents as a percentage of their annual base salaries.

	Total Eligible Award as a % of Salary
Performance Level	Chief Executive Officer	Executive Vice Presidents
Below Threshold	0%	0%
Threshold	50	37.5
Target	100	75
High	200	150

The total amount that may be earned annually by the named executive officers and all employees at the executive vice president level as an annual incentive cash award would be determined as follows:

Measures	Named Executive Officers
Financial Measures	a = salary x weighting (80%) x performance level achieved (70% adjusted FFO, 30% ROIC)

Personal Performance Goals	b = salary x weighting (20%) x performance level achieved

Total Potential Annual Cash Incentive	Sum of a + b

Equity

The equity-based awards under the 2009-2011 program have 90% of the target value in the form of restricted stock and the remaining 10% in the form of stock options. This is the largest component of the named executive officers’ total target compensation, representing between 60% -71%. The most significant changes in the overall compensation program for 2009-2011 were made to the equity component. These are summarized in the chart below.

Changes from prior program	Rationale
Introduced stock options	Used in a limited manner, representing only 10% of the target value of the total equity award. Because options only have value if the stock price increases over the exercise price, they provide an additional incentive for long-term value further aligning senior management with stockholder interests. Options vest based on continued service, and, therefore, serve as a retention mechanism.

Eliminated vesting based on service in restricted stock awards	Restricted stock awards are now entirely performance shares, requiring attainment of performance standards as a condition of vesting in the award.

Added personal performance goals as a measure to determine vesting for restricted stock	Increases the performance orientation of the compensation program and line-of-sight controllable results. Vesting tied to achievement of personal objectives recognizes the importance of business and strategic priorities.

Elimination of absolute total stockholder return as a financial measure for vesting of restricted stock	Elimination recognizes the difficulty of establishing credible, sustainable goals in a volatile market and industry. Replaced with measure based on personal performance goals and an expansion of the measures for relative total stockholder return. Also, addressed stock price orientation with the use of stock options, which only have value if the stock price increases over the exercise price.

Expansion of the definition of relative stockholder return to incorporate lodging sector results	Recognition that the Company competes for investors in both the REIT sector and the lodging sector.

Revised performance requirements under relative TSR measures from 40th , 60th and 80th percentiles for threshold, target and high respectively to 30th, 50th and 75th percentiles	Done in connection with expanding the relative stockholder return measure to add lodging sector results and to establish performance levels that are more consistent with market.

Restricted Stock

As with prior programs, restricted stock is an upfront award for the three-year performance period, with one-third eligible to vest in each of the performance year-end 2009, 2010 and 2011. The upfront grant represents the maximum number of shares that may be earned over the three-year period, that is, performance at the “high” level for each of the three years. The compensation program is based, however, on senior management vesting in shares at the “target” level. The award is entirely performance-based and vesting is subject to the satisfaction of personal performance goals and the Company’s total stockholder return compared to two indices, weighted equally, the NAREIT Equity Index and an index of lodging REITs and hotel management companies (the “Lodging Index”). Personal goals represent 56% of the target stock award each year and the total stockholder return measures represent the remaining 44%. All measures are set at three separate levels—“threshold”, “target” and “high”. Dividends accrue on unvested shares, but are paid only when, and if, the restrictions on the awards lapse, that is, the shares vest and are released. The Committee has the discretion to modify awards to reflect additional responsibilities, promotions or superior performance.

Personal Performance Goals

As previously noted, the 2009-2011 program places greater emphasis on an executive’s achievement of annual personal goals, which relate to the business plan and long-term strategy of the Company, in determining compensation that may be received. The Committee noted that it was the emphasis on the business plan and achievement of individual objectives tied to that plan that positioned the Company in 2008 to navigate economic challenges through the development of a more diversified global platform and an emphasis on financial discipline.

The chart below shows the shares that may vest annually based on the level of achievement on personal performance goals. No shares are earned if performance is below threshold, and results will be interpolated between the levels of threshold, target and high.

Percentage Shares Vesting Based on Satisfaction of Personal Goals

(as a % of the annual Target amount)

< Threshold	Threshold	Target	High
0	50	100	150

Relative Total Stockholder Return Measures

The Committee also added a second measure of total stockholder return (“TSR”) to incorporate lodging sector results. Previously, the Company’s TSR was measured only against the NAREIT Equity Index. Under the new program, at each of year-end 2009, 2010 and 2011, the Company’s total stockholder return will be compared to two indices, weighted equally, the NAREIT Equity Index and the Lodging Index. The companies in the latter index were recommended by the Committee’s independent consultant, Towers Watson, after discussion with management, and were approved by the Committee based on comparability to the Company’s operating model. The companies in the Lodging Index are:

•	Starwood Hotels & Resorts Worldwide, Inc.

•	LaSalle Hotel Properties

•	DiamondRock Hospitality Co.

•	Sunstone Hotel Investors, Inc.

•	Gaylord Entertainment Co.

•	Marriott International, Inc.

•	Strategic Hotels & Resorts, Inc.

Total stockholder return is the increase in the year-end price of the Company’s common stock over the prior year’s end price, plus dividends paid on the Company’s common stock during the relevant year. The stock price will be calculated, in each case, as the average of the high and low price of the Company’s common stock on the NYSE on the last 60 calendar days of the relevant year. Shares will vest based on the performance of the Company’s total stockholder return (measured as a percentile) compared to each index. No shares are earned if performance is below threshold, and results are interpolated between the levels of threshold, target and high, as follows:

Relative Measures

	< Threshold	Threshold	Target	High
Percentile Achieved	Less than 30th Percentile	30th Percentile	50th Percentile	75th Percentile
Shares Vesting (as a % of the annual Target amount)	0	50	100	200

To the extent shares do not vest in any one year based on either of the relative measures, there will be an opportunity for the unvested shares to vest at the end of 2011 based on a cumulative relative return over the three-year period for each measure, which will include dividends paid during those three years. The price to measure the cumulative stockholder return against each index for the three year period 2009-2011 is $7.44, the average of the high and low price of the Company’s common stock on the NYSE for the 60 calendar days prior to December 31, 2008. Shares only vest if the cumulative return is in the 75th percentile or higher measured against the respective index at the end of the three year period.

Shares will also vest in the event of an executive’s death or disability or, under certain circumstances, under the severance plan. Please see the discussion under “Severance and Change in Control”. As described under “Perquisites and Other Personal Benefits,” Messrs. Walter and Risoleo agreed to accept proceeds under life insurance policies to offset long-term incentive compensation that would vest in the event of such executive’s death.

Stock Options

Stock options represent 10% of the total target equity value. Grants were made upfront for the three-year period with one third eligible to vest based on continued service with the Company each year end December 31, 2009, 2010, 2011. The Committee believes that options are an effective retention tool and provide a further incentive for long-term value because they only have value if the stock price appreciates above the exercise price. Because the Company had insufficient shares remaining in its stock plan for a three-year award, options were awarded on February 4, 2009 for one year of the program, and on May 14, 2009, when the new stock plan was approved, for the remaining two years of the program. Stock options are valued using the binomial options pricing model. The exercise price of the options is the fair market value of the Company’s stock on the date of grant. The Committee has the discretion to grant additional options to reflect new responsibilities, promotions or superior performance. Any additional grants would generally be made at the Committee’s February meeting, the date of which is determined generally a year in advance, or, in the case of any new hire, on the date of commencement of employment or the date of Committee approval, whichever is later. Options have a 10-year life. No cash dividends accrue or are paid on options.

2009-2011 Plan Risk Considerations

Prior to adoption, the Committee considered whether the design and structure of 2009-2011 plan created incentives for senior management to engage in unnecessary or excessive risk taking. The executive compensation program is designed to reward the named executive officers and other members of senior management for reaching or exceeding financial and personal goals approved by the Committee. The Committee considered the following: the pay mix is weighted toward long-term incentives which aligns senior management interests with stockholders, total pay is capped—including annual cash incentives and long–term incentives, which are granted at a “high” level of performance, stock ownership guidelines are reasonable and ensure that senior management will retain an ownership stake in the Company and internal policies prohibit use of margin accounts or pledges of stock, performance metrics are tied to key measures of short-term (such as Adjusted FFO and ROIC) and long-term success (such as development of strategic plans, succession planning), personal performance is emphasized, allowing line-of-site controllable results, and financial performance is reviewed with the Audit Committee and the financial measures are tied to the annual budget and business plan which the Board reviews, discusses and approves. We believe that the program appropriately focuses on executive performance and does not create an incentive for management to engage in unnecessary and excessive risk taking.

Compensation of Named Executive Officers

Our “named executive officers” for 2009 were:

W. Edward Walter	President and Chief Executive Officer
James F. Risoleo	Executive Vice President, Chief Investment Officer
Minaz B. Abji	Executive Vice President, Asset Management
Larry K. Harvey	Executive Vice President, Chief Financial Officer
Gregory J. Larson	Executive Vice President, Corporate Strategy & Fund Management

In 2008 the Committee requested Towers Watson, the Committee’s independent consultant, to update its prior work on compensation, review the results of the prior program and assist the Committee in the design of a new program for 2009-2011. Towers Watson again aggregated compensation data from two peer groups that the Committee has previously used for reference. These were (1) 18 size-based real estate companies with a median total capitalization of $18 billion, and (2) Towers Watson’s general industry database of companies regressed to $5.5 billion of revenues (in excess of 800 companies). The size-based real estate group was chosen because it reflected current proxy data from the real estate industry, companies of comparable size and, in many instances, with a global portfolio. It also reflected executive compensation practices against which the Company competes directly for talent and investment capital. The general industry group was chosen because it presented information from a broader market than the real estate industry and was consistent with the Company’s inclusion in the S&P 500 index in 2007. While the Committee reviewed compensation information derived from the general industry group, the Committee did not see the identity of any of the surveyed companies. The size-based real estate group from which the data was aggregated included:

Simon Property Group, Inc.	Starwood Hotels & Resorts Worldwide, Inc.
General Growth Properties, Inc.	Kimco Realty Corporation
Vornado Realty Trust	HCP Inc.
Equity Residential	Apartment Investment and Management
ProLogis	Company
Brookfield Properties Corporation	Macerich Company
Public Storage	AvalonBay Communities
Marriott International, Inc.	Forest City Enterprise Inc.
Boston Properties, Inc.	Developers Diversified Realty Corporation
Duke Realty Corporation

The Committee reviewed aggregated compensation data in the 25th, 50th, and 75th percentiles for each peer group. The Committee did not adhere to targeting overall compensation to a certain percentile, or a range of percentiles, in each peer group. This was because each peer group presented key differences from the Company and had certain limitations. The size-based real estate group did not reflect factors specific to the hospitality sector, and had data only on proxy-named positions. The general industry group did not provide direct comparables for most positions in REITs. Data from both groups did not reflect the experience of a person in a particular position. The Committee, instead, used the collective data, in consultation with Towers Watson, to inform itself of the current levels of compensation in the market, and considered other factors, such as the credentials, length of service, experience and prior performance of each individual as well as internal equity considerations among the senior management team. The Committee also consulted Mr. Walter and discussed its recommendations for senior management with him. The Committee reviewed its determinations for all executives and Mr. Walter with the independent directors of the Board in executive session.

Based on the foregoing, the Committee established the total target compensation for 2009-2011 for each of the named executive officers as shown in the chart below.

2009-2011 Total Target Compensation

	Mr. Walter	Mr. Risoleo	Mr. Abji	Mr. Harvey	Mr. Larson
Base Salary	$750,000	$500,000	$430,000	$350,000	$350,000
Annual Cash Incentive	750,000	375,000	322,500	262,500	262,500
Equity:
Options	300,000	212,500	114,750	98,750	88,750
Restricted Stock—Personal Goals	1,500,000	1,062,500	573,750	493,750	443,750
Restricted Stock—TSR measures	1,200,000	850,000	459,000	395,000	355,000
Total 2009-2011 annual target compensation	$4,500,000	$3,000,000	$1,900,000	$1,600,000	$1,500,000
2008 target compensation	4,200,000	2,488,000	1,570,000	1,250,000	1,250,000
Percentage increase	7%	20%	21%	28%	20%

Base salaries did not increase from 2008, and as a result, amounts eligible to be earned under the annual cash incentives did not increase since those amounts are based on a percentage of salary. Mr. Walter subsequently requested a decrease in his base salary from $750,000 to $675,000 effective May 25, 2009 due to the depth and length of the recession and cost cutting initiatives at the Company. All compensation increases were in the form of equity awards, primarily restricted stock, to emphasize long-term incentives and reward senior management for achieving short term and long term financial, strategic and operational goals.

The 2009-2011 program contemplated one upfront equity award, however, the Company had insufficient shares available in its stock plan. As a result, only performance shares and options for 2009 were awarded in February. Upon approval of a new stock plan at the 2009 Annual Meeting, the Committee awarded the remaining options for 2010 and 2011 on May 19, 2009, at an exercise price equal to the closing price of the Company’s stock on that date. In August, when the Company completed its registration process, the Committee awarded the remaining performance shares for 2010 and 2011. The Committee determined the number of shares for the restricted stock awards by dividing the value at the “high” level of performance by the average of the high and low price of the Company’s common stock for the 60 calendar days prior to December 31, 2008. The Committee has used the 60-day average in prior programs and believes that using this longer period to calculate the stock price mitigates market fluctuations and represents a better indicator of value, particularly for an upfront three-year grant. In addition, with the economic downturn, valuations of companies were at depressed levels in early 2009. The 60 day average price for the Company’s stock was $7.44. The Committee also reviewed the Company’s stock price on the date of grant, February 5, 2009, which was $5.075. The Committee decided to use the $7.44 price to determine the number of shares in August as well, although it did assess the price on the date of grant, August 25, 2009, which was $10.44. The chart below shows all options and restricted stock awarded and the year in which it is eligible to be earned.

Performance Shares and Option Awards 2009-2011

	2009 Shares	2009 Options	2010 Shares	2010 Options	2011 Shares	2011 Options	Total Shares	Total Options
Mr. Walter	625,000	122,935	624,999	122,934	625,001	122,935	1,875,000	368,804
Mr. Risoleo	442,708	87,079	442,707	87,078	442,710	87,079	1,328,125	261,236
Mr. Abji	239,063	47,023	239,061	47,022	239,064	47,023	717,188	141,068
Mr. Harvey	205,729	40,466	205,728	40,466	205,730	40,466	617,187	121,398
Mr. Larson	184,896	36,368	184,896	36,368	184,896	36,368	554,688	109,104

Results for 2009 under the 2009-2011 Plan

In February 2010, the Committee reviewed the results for the annual cash incentive awards and for the release of the 2009 performance shares.

Annual Cash Incentives

As previously described, the annual cash incentive award for the named executive officers is based 80% on the financial performance of the Company, which is measured by Adjusted FFO and ROIC, and 20% on personal performance goals approved by the Committee.

Financial Measures for the Annual Cash Incentive

The Adjusted FFO and ROIC measures were based on the Company’s internal budget adopted by the Board of Directors on February 4, 2009. The Board of Directors and the Compensation Policy Committee concluded that it was appropriate to encourage management to be flexible in responding to the recession and volatile economic conditions in 2009, particularly the lack of credit available in the first half of year. For this reason, the Committee concluded that it was appropriate to adjust FFO for the dilutive effect of the equity offerings or transactions that would result in incremental cash resources to the Company, which were not included in the original February 2009 budget, nor anticipated at that time given the state of the capital markets. The Committee also took into account adjustments considered by the Audit Committee, such as costs incurred in connection with the repayment of debt and non cash interest expense, impairments and an accrual for a potential loss on a litigation matter. These adjustments are disclosed in the Company’s 2009 Annual Report on Form 10-K.

The Committee reviewed the preliminary results on these performance measures on February 4, 2010. The Audit Committee approved the year-end financial results for 2009 at its February 16, 2010 meeting, which were also approved by the Board of Directors at that time. The Committee approved the financial performance measures on February 19, 2010.

The chart below shows the Adjusted FFO and ROIC measures for 2009 and the results.

	Threshold	Target	High	2009 Actual Results
Adjusted FFO per share	$0.72	$0.85	$0.98	$0.82 (between Threshold and Target)
ROIC	5.70%	6.70%	7.70%	6.20% (between Threshold and Target)

Personal Performance Goals

The Committee also reviewed the results on personal performance goals for the named executive officers, which accounts for 20% of the annual incentive award at the “target” level and vesting of 56% of the target stock award for performance year 2009. Each executive and member of senior management shared two objectives, which were focused on reinforcing Company values and increasing efficiency and developing succession candidates and bench strength with 3- and 5-year plans for growth. The remaining objectives for 2009 varied, combined short-term metrics and long-term strategy. They are summarized below.

The performance goals were established at the beginning of 2009 in connection with the 2009 budget and business plan. The Committee reviewed these goals at its July meeting to ensure that they were still appropriate. Two objectives were revised. Mr. Risoleo’s disposition goal was reduced because the economy and lack of credit made it difficult for potential acquirers to obtain financing, reducing the likelihood that the Company could achieve sales prices it would find acceptable. Mr. Abji’s objective to mitigate RevPAR margin declines was adjusted for the second half of 2009 consistent with the Company’s revised internal forecast. The chart shows the 2009 personal performance goals for the named executive officers.

	Goals	Achievements
Mr. Walter	Implement 2009 Business Plan

Maximized operational performance through oversight of cost cutting efforts at properties and at the corporate level which proved to be effective at mitigating revenue loss

Managed liquidity profile through capital raising, debt financings and asset sales

Oversight of Asia/Pacific and EU business plans

	Develop outline of strategic goals for 3-5 years	As part of the strategic planning process, assessed key industry trends, optimal capital structure, core assets, international growth opportunities, alternative business models

	Promote the Company in the investor community	Communicated clearly with market, maintained/enhanced Company’s reputation for disciplined business approach

	Goals	Achievements

Mr. Risoleo	Implement disposition strategy	Completed sales of $205 million of non-core assets in difficult economy and capital market

	Develop analysis of markets for strategic planning	Completed in-depth analysis of domestic and international markets for strategic planning sessions

	Implement joint venture plans	Aggressively asset-managed international portfolio, secured asset management opportunities in Europe and Asia, evaluated acquisition opportunities, finalized Asia Pacific joint venture platform and infrastructure

Mr. Abji	Mitigate RevPAR, margin declines	Results for 2009 exceeded the adjusted forecasts; oversaw effective cost cutting achieved by operators.

	Develop strategic plans for each asset	Completed asset plans for strategic planning sessions

	Enhance forecasting	Enhanced revenue management analysis and analysis of customer segmentation

Mr. Harvey	Implement 2009 finance plan	Raised a total of $1.7 billion of debt and equity Maintained credit ratings

	Analyze and update finance strategy over 3-5 years	As part of long-term strategic plan addressed optimal balance sheet, credit ratings, credit statistics

	Enhance international reporting	Improved European accounting and reporting functions and responsibilities

Mr. Larson	Direct new strategic planning process	Sessions with Board of Directors over two meetings discussing and reviewing long-term strategic plan

	Implement 2009 Investor Relations plan	Led communications efforts, met individually with key institutional investors, attended conferences

	Analyze domestic joint venture opportunities	Identified and met with potential investors, progress hindered by economic downturn

The Committee reviewed the results at its February 4, 2010 meeting. The Committee’s assessments of the named executive officers, other than Mr. Walter, are based primarily on Mr. Walter’s judgment and recommendations. Mr. Walter also writes an assessment of his own performance for the Committee’s consideration, and the Committee discusses his performance and its recommendations with the independent directors in an executive session.

The chart below shows target annual cash incentive, results on each measure and the percentage of target that the actual award represents.

Name	Target as % of Salary	Target $	2009 Results
			ROIC Award $	FFO Award $	Performance Goals $	Total Payout $	Actual as % of Target
Mr. Walter	100%	704,589	126,826	349,043	197,285	$673,154	96
Mr. Risoleo	75	375,000	67,500	185,769	97,500	350,769	94
Mr. Abji	75	322,500	58,050	159,762	83,850	301,662	94
Mr. Harvey	75	262,500	47,250	130,038	67,550	244,838	93
Mr. Larson	75	262,500	47,250	130,038	69,160	246,448	94

Equity

NAREIT TSR and Lodging Index TSR

The Committee also reviewed the results on the Relative TSR measures, which were prepared by Towers Watson. As previously explained, Relative TSR represents a cumulative return for one year (from year-end 2008 to year-end 2009) reflecting price appreciation and dividend payments and is measured against two indices, the NAREIT Equity Index, and the Lodging Index. The chart below shows the Company’s results.

	Threshold	Target	High	2009 Actual Results

NAREIT TSR	30th percentile	50th percentile	75th percentile	70.3rd percentile

Lodging Index TSR	30th percentile	50th percentile	75th percentile	13th percentile (below Threshold)

The Company ranked 34th out of 112 companies in the NAREIT Equity Index for a percentile rank of 70.3%. Against the Lodging Index, the Company ranked 7th out of 8 companies for a percentile rank of 13%. The Lodging Index TSR result represented performance below threshold, and as a result no shares were released based on this measure.

The chart below shows all the shares eligible for release in 2009 and the actual shares released on each measure. The results on personal performance goals for the named executive officers discussed previously under “Annual Cash Incentives” applied here as well. Unvested shares tied to the 2009 personal performance measures were forfeited.

	2009 Personal Performance Shares			2009 NAREIT TSR Shares			2009 Lodging Index TSR Shares			Total Shares	% of Target
Name	Target Shares	Actual % of Target	Actual Shares	Target Shares	Actual % of Target	Actual Shares	Target Shares	Actual % of Target	Actual Shares
Mr. Walter	201,613	120.0%	241,936	80,645	181.08%	146,032	80,645	0%	0	387,968	107%
Mr. Risoleo	142,809	115.0%	164,230	57,124	181.08%	103,440	57,124	0%	0	267,670	104%
Mr. Abji	77,117	115.0%	88,685	30,847	181.08%	55,857	30,847	0%	0	144,542	104%
Mr. Harvey	66,364	114.2%	75,788	26,546	181.08%	48,069	26,546	0%	0	123,857	104%
Mr. Larson	59,644	115.9%	69,127	23,858	181.08%	43,202	23,858	0%	0	112,329	105%

Other Benefits and Policies

While the key elements of the executive compensation program and compensation actions are described above, the named executive officers are also eligible to participate in the Company’s health and welfare programs, our tax-qualified Retirement and Savings Plan (401(k)), and other programs on the same basis as all other employees. There are also additional benefits and policies that apply only to the named executive officers and other senior executives, which are perquisites and other personal benefits, the executive deferred compensation plan, the severance plan, which addresses change in control, and the stock ownership policy.

Perquisites and Other Personal Benefits

Perquisites are limited and primarily based on our business. They consist of (1) dining, complimentary rooms and other hotel services when on personal travel at hotels that we own or that are managed by our major operators, (2) financial planning and tax services, and (3) reimbursement for taxes associated with these benefits. We are in the lodging industry and we believe that it is appropriate to encourage our executives to continually enhance their understanding of our properties, the operations of our key managers at our properties and other hotels in the same class as our portfolio. This assists in portfolio development and improvements. In addition, we believe that offering financial planning and tax services represents a minimal cost while ensuring that executives are in compliance with tax requirements. Since we encourage our executives to use these perquisites, we feel that it is appropriate to reimburse them for the taxes incurred upon such benefits.

In connection with the restricted stock awards, Messrs. Walter and Risoleo each agreed at the Company’s request to purchase life insurance policies and to accept the proceeds under these policies to offset some or all of the stock compensation that would vest and be payable in the event of the executive’s death. The proceeds from the life insurance policies would mitigate the effect on the Company’s financial statements of the accelerated vesting of large restricted stock awards, which would occur upon an executive’s death. The Company reimburses each of the executives for the cost of each policy and the taxes payable as a result of the reimbursement.

Executive Deferred Compensation Plan

This plan allows participants to save for retirement in excess of the limits applicable under our Retirement and Savings Plan. It is not a tax qualified plan. Eligible employees, including the named executive officers, may defer up to 100% of their cash compensation (that is, salary and bonus) in excess of the amounts first deferred into the Retirement and Savings Plan. We provide a match of $.50 for each $1.00 deferred under the plan, up to a maximum of 6% of the participant’s compensation less the amount credited to the Retirement and Savings Plan. In addition, we may make a discretionary matching contribution of up to $.50 on each $1.00 up to 6% of the participant’s compensation. The Company suspended all matching contributions effective May 25, 2009 and did not make a discretionary match. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

Severance Plan

The Company has a severance plan that has been in effect since 2003 and applies to employees at the level of senior vice president and above. There are no employment agreements with any U.S. based employees. The Committee believes that a severance plan allows the Company to provide properly designed severance benefits on a consistent basis, which promotes stability and continuity of senior management. The provision of severance upon a change in control aligns the Company’s interests with its stockholders by eliminating distractions that arise with the uncertainty of these transactions and avoiding the loss of key members of management during a critical period. The severance plan requires a “double trigger” for payment in the context of a change in control, that is, there must be both a change in control and a termination by the Company without “cause” or by the executive for “good reason” in the one year period following a change in control. Significantly, the severance plan does not provide for tax gross-ups on any payments made in connection with a termination or a change in control. The cost of any excise tax that a member of senior management might incur related to a payment under the plan would be borne by the individual.

The Committee reviewed the level of severance pay and benefits that the named executive officers would receive in determining compensation under the 2009-2011 plan. Under the restricted stock agreements and stock option agreements, a change in control coupled with a triggering event results in the acceleration and vesting of all long-term incentive awards. Because equity awards are made upfront, amounts an executive would receive are highest in the first year of the plan and decrease each year of the plan as options vest and performance shares vest or are forfeited.

For additional information regarding the severance plan, including an estimate of payments the named executive officers would have been entitled to receive on December 31, 2009 upon various termination events, see “Potential Severance, Change in Control Payments.”

Stock Ownership Guidelines

The guidelines are a key component of the executive compensation program as they ensure that senior executives have a meaningful economic stake in the Company, while allowing for appropriate portfolio diversification. The guidelines provide that, within five years of joining the Company or being promoted to a position in senior management, members of senior management should own stock equal to the following respective multiple of their annual salary rate:

CEO—five times annual salary rate;

Executive Vice Presidents—three times annual salary rate; and

Senior Vice Presidents—two times annual salary rate.

Only certain types of equity are used in determining whether the guidelines are met, including stock owned directly by an employee or as a result of vesting in restricted stock. None of senior management has a plan in place by which they sell Company stock on a periodic basis (referred to as a 10b5-1 plan). The Committee reviews stock ownership levels at each meeting and, all executives were in compliance with the guidelines at the end of 2009.

Additional Information-Tax and Accounting

Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless such compensation is performance based and certain specific and detailed criteria are satisfied. Our executives, and all other employees, are employed by Host Hotels & Resorts, L.P., the operating partnership through which we conduct all operations, and its subsidiaries, and not directly by the Company. As a result, we believe that none of our employees are subject to the $1 million compensation deduction limit under Section 162(m).

However, in the event that some portion of employee compensation is subject to Section 162(m) but fails to be deductible, our taxable income would increase to the extent of the disallowed deduction and we could be required to make additional dividend distributions to our stockholders or to pay tax on the undistributed income provided we have distributed at least 90% of our adjusted taxable income. In such event, the Committee may consider the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. However, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the Committee’s control also may affect deductibility of compensation. Accordingly, the Committee may determine that it is appropriate to structure compensation packages in a manner that may not be deductible under Section 162(m).

All restricted stock awards to senior executives have been classified as liability awards, primarily due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding. The Company therefore recognizes compensation expense over the requisite service period based on the fair value of the award at the balance sheet date. The value of all restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite service. The Committee makes its assessments on the appropriate value of the restricted stock awards for target compensation based on the fair market value of the common stock on the date of grant or a 60 day calendar average of high and low stock price of the Company’s common stock on the New York Stock Exchange and also considers the closing price of the stock on the date of grant. These values would not be reflected in the Company’s financial statements because liability awards are remeasured to fair value each reporting period.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table for Fiscal Year End 2009

Name	Year		Salary (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Richard E. Marriott (6) Chairman of the Board	2009 2008 2007		$289,452 350,000 350,000	$0 0 0	0 0 0	$190,036 163,030 437,500	$9,333 34,426 48,510	$488,821 547,456 836,010

W. Edward Walter President and Chief Executive Officer	2009 2008 2007	(7) (7)	704,589 750,000 541,781	2,175,202 1,511,590 1,853,324	1,001,917 0 0	673,154 467,625 755,704	78,051 129,921 133,390	4,632,913 2,859,136 3,284,199

James F. Risoleo Executive Vice President, Chief Investment Officer	2009 2008 2007	(7) (7)	500,000 500,000 450,000	1,540,768 826,045 1,332,857	709,691 0 0	350,769 250,150 576,900	54,445 107,409 125,426	3,155,673 1,683,604 2,485,183

Minaz B. Abji Executive Vice President, Asset Management	2009 2008 2007	(7) (7)	430,000 430,000 390,000	832,015 404,667 627,087	383,234 0 0	301,662 203,519 496,276	32,789 45,057 83,369	1,979,700 1,083,243 1,596,732

Larry K. Harvey Executive Vice President, Chief Financial Officer	2009 2008 2007	(7) (7)	350,000 350,000 297,534	716,003 298,562 262,267	329,798 0 0	244,838 193,576 454,580	18,862 22,872 35,291	1,659,501 865,010 1,049,672

Gregory J. Larson Executive Vice President, Corporate Strategy and Fund Management	2009		350,000	643,498	296,399	246,448	34,198	1,570,543

(1)	Salary is established at an annual rate, determined on the basis of a 52-week year, and is paid bi-weekly. The amount listed in the salary column includes amounts deferred at the election of the named executive officer under our Executive Deferred Compensation Plan in any such year. There have been no increases to salaries since 2008. Due to the depth and length of the recession in 2009, the Company took several actions to reduce costs and, in connection with these efforts, Mr. Marriott and Mr. Walter each requested to reduce his salary effective May 25, 2009. Mr. Marriott reduced his salary from $350,000 to $250,000 and Mr. Walter reduced his salary from $750,000 to $675,000.

(2)	The amounts in this column reflect the grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718. Under our compensation program, senior management received the entire restricted stock award at the start of the three-year period, 2009-2011, with one-third eligible to vest in each year subject to performance conditions, which are established at the start of each respective single-year performance period. Therefore, the amounts above primarily reflect the grant date fair value of awards that may be earned in 2009. As discussed in the Compensation Discussion and Analysis (“CD&A”), the performance conditions are the satisfaction of annual personal performance objectives by each executive (“Performance-based Awards”) and the Company’s annual total stockholder return (“Market-based Awards”) compared against two indices, a NAREIT Equity Index and a lodging index of seven companies (“Lodging Index”). We refer to these two relative measures as NAREIT TSR and Lodging TSR.

Each performance measure is set at a “threshold”, “target” and “high” level. The total number of shares awarded reflects the maximum that may be earned at the “high” level of performance on each performance measure over the three-year period. Shares applicable to a performance measure do not vest if performance is below “threshold”. In addition, shares that do not vest for the applicable year for

(2)	(cont’d)

Performance-based Awards are forfeited. For example, if the Compensation Policy Committee determines that an executive performed at the “threshold” level on his personal performance goals, then shares tied to that level would vest and the remaining shares that were eligible for vesting if performance were at the “high” level would be forfeited that year. Shares that do not vest under the Market-based Awards in any one year may be earned in the final year of the program if the Company’s cumulative total stockholder performance as measured at the start of the three-year period equals or exceeds the 75th percentile (which is the “high” level of performance) of the respective NAREIT TSR or the Lodging TSR at the ends of the period (the “Cumulative TSR”). Dividends accrue on unvested shares, but are paid only if and when the shares vest and are released.

The supplemental chart below details the restricted stock awards as allocated between Performance-based Awards and Market-based Awards, based on the fair value of the awards on the grant date. We have also included the fair value of the awards assuming that the Performance-based Awards had been earned at the high level of performance.

					Total Fair Value
	Performance-based Awards		Market-based Awards vesting in 2009 (b)	Cumulative TSR portion of Market-based Awards vesting in 2010 and 2011 (b)	Assuming Performance- based Awards earned at “Target” level	Assuming Performance- based Awards earned at “High” level
	“Target” level (a)	“High” level (a)
W. Edward Walter	$1,025,200	$1,539,313	$643,549	$506,452	$2,175,202	$2,689,314
James F. Risoleo	726,185	1,090,349	455,846	358,737	1,540,768	1,904,932
Minaz B. Abji	392,138	588,786	246,159	193,718	832,015	1,028,662
Larry K. Harvey	337,461	506,689	211,835	166,707	716,003	885,232
Gregory J. Larson	303,290	455,382	190,383	149,825	643,498	795,590

(a)	The grant date fair value of the 2009 Performance-based Awards is based on the stock price on the grant date of $5.09 multiplied by the expected performance level, which we set at target, or 66%. We have also included in the above table the total amount of awards that could be earned assuming the high level of performance for our Performance-based Awards, or 100%, at the stock price on the grant date. No similar disclosure has been made for the Market-based Awards as they have already been calculated as the maximum number of shares issued at the high level of performance multiplied by the grant date fair value. See Note (b).

(b)	We have included in the above calculations the grant date fair value of the Market-based Awards for the portion that may be earned in 2009 (granted on February 5, 2009), as well as an incremental value to the portion of the 2010 and 2011 Market-based Awards that relates to the Cumulative TSR (granted on August 25, 2009). The fair value of Market-based Awards that relate to the portion of the awards that would vest in 2010 and 2011 are not included as the performance requirements of those awards will be determined at the beginning of each of the respective years. The grant date fair values of the Market-based Awards are calculated using a simulation, or Monte Carlo, method. The chart below details the inputs used to calculate the grant date fair value of our Market-based Awards.

Granted February 5, 2009 (vesting in 2009)
Closing stock price on grant date	$5.09
3 Year Volatility of Host	63.8%
Risk free interest rate	1.40%
Stock Beta compared to NAREIT Equity Index	1.322
Stock Beta compared to Lodging Index	1.045
Average grant date fair value per share	$1.99

(2)	(cont’d)

The Compensation Policy Committee determined the level of performance on each of the annual personal performance goals and NAREIT TSR and Lodging TSR at meetings on February 4-5, 2010. The following chart shows the shares that were released to the named executive officers based on 2009 performance and the value of the shares based on the closing price of our stock on December 31, 2009 of $11.67.

	Annual Performance- based	Annual Market- based; NAREIT TSR	Annual Market- based; Lodging TSR	Total shares released	Market value of released shares at December 31, 2009
W. Edward Walter	241,936	146,032	0	387,968	$4,527,587
James F. Risoleo	164,230	103,440	0	267,670	3,123,709
Minaz B. Abji	88,685	55,857	0	144,542	1,686,805
Larry K. Harvey	75,788	48,069	0	123,857	1,445,411
Gregory J. Larson	69,127	43,202	0	112,329	1,310,879

Performance-based Awards that do not vest are forfeited. For 2009, the named executive officers forfeited the following unvested shares:

2009 Performance-based Awards forfeited
W. Edward Walter	60,483
James F. Risoleo	49,984
Minaz B. Abji	26,990
Larry K. Harvey	23,758
Gregory J. Larson	20,339

The Company recognizes compensation expense in its financial statements for the restricted stock awards over the requisite period based on the fair value at the balance sheet date, not the grant date. This is because the awards are classified as liability awards, primarily due to settlement features that allow recipients to have a percentage of the earned award withheld to meet tax requirements in excess of the statutory minimum withholding. The supplemental chart below shows the fair value of the restricted stock awards for performance year 2009 at the December 31, 2009 balance sheet date. These amounts correspond to the expense recorded and disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The variance between the expense recorded based on the balance sheet fair value shown below and the market value of the released shares at December 31, 2009 shown above relates to the expense recorded for the Cumulative TSR.

2009 Grants at Balance sheet fair value
W. Edward Walter	$4,923,950
James F. Risoleo	3,404,463
Minaz B. Abji	1,838,416
Larry K. Harvey	1,575,879
Gregory J Larson	1,428,135

(2)	(cont’d)

For additional information on the assumptions used by the Company in calculating the fair value of the restricted stock awards as of the balance sheet date, please see “Note 8—Employee Stock Plans—Senior Executive Restricted Stock” in the Notes to Condensed Consolidated Financial Statements in our 2009 Annual Report on Form 10-K.

(3)	The amounts in this column reflect the aggregate grant date fair values of stock options computed in accordance with FASB ASC Topic 718. For information on the assumptions used by the Company in calculating the fair value of the stock options, please see “Note 8—Employee Stock Plans—Employee Stock Options” in the Notes to Condensed Consolidated Financial Statements in our 2009 Annual Report on Form 10-K. As described in the CD&A, stock options were granted for the three-year period 2009-2011, with one-third eligible to vest each December 31, 2009, 2010, 2011, respectively, based on continued service with the Company. We show in the Summary Compensation Table the entire value of the three-year grant as compensation in 2009, even though only one-third is eligible to vest. We believe it is also useful to understand the value of the options in the year in which they may be earned, which is shown in the supplemental chart below.

Name	Options vesting in 2009	Options vesting in 2010	Options vesting in 2011	Total Fair Value
W. Edward Walter	$212,678	$394,618	$394,621	$1,001,917
James F. Risoleo	150,647	279,520	279,524	709,691
Minaz B. Abji	81,350	150,941	150,944	383,234
Larry K. Harvey	70,006	129,896	129,896	329,798
Gregory J. Larson	62,917	116,741	116,741	296,399

(4)	These amounts reflect the annual cash incentive awards paid to each named executive officer, or deferred under the Executive Deferred Compensation Plan.

(5)	All Other Compensation consists of Company contributions to the Retirement and Savings Plan (“401(k) Plan”) and the Executive Deferred Compensation Plan, perquisites and other personal benefits, and tax reimbursements. Due to the recession, the Company suspended all matching contributions to the Executive Deferred Compensation Plan, effective May 25, 2009 and did not make a discretionary contribution. In addition, the Company did not make a discretionary matching contribution under the 401(k) Plan. The amounts are as follows:

•	Matching contributions of $7,350 made under the 401(k) Plan to each of Mr. Marriott, Mr. Walter, Mr. Risoleo, Mr. Abji, Mr. Larson and Mr. Harvey.

•

Matching contributions made under the Executive Deferred Compensation Plan through May 25, 2009 as follows: Mr. Marriott, $1,983; Mr. Walter, $16,198; Mr. Risoleo, $6,500; Mr. Abji, $4,213; Mr. Harvey, $2,298 and Mr. Larson $2,286.

•

Premiums associated with life insurance policies for Messrs. Walter and Risoleo. In connection with the long-term stock awards granted under the 2009-2011 executive compensation program, Messrs. Walter and Risoleo each agreed to purchase life insurance polices and to accept proceeds under these policies which would offset restricted stock compensation that would vest and would be payable in the event of the executive’s death. The Company annually reimburses each executive for the cost of each policy and the taxes payable as a result of this reimbursement. In 2009, the total amounts reimbursed, excluding taxes, were: Mr. Walter, $12,161; and Mr. Risoleo, $7,395.

(5)	(cont’d)
•

Total cost of perquisites that executive officers are eligible to receive. In 2009, these perquisites consisted of financial planning and tax services, dining, complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators. The cost of each of these benefits is as follows:

	Mr. Marriott	Mr. Walter	Mr. Risoleo	Mr. Abji	Mr. Harvey	Mr. Larson
Financial and Tax Planning	$0	$5,059	$2,000	$850	$0	$0
Dining, rooms & hotel services	0	14,283	14,069	10,650	5,326	13,644

•

Tax reimbursements to each of the named executive officers associated with the perquisites, and with respect to Messrs. Walter and Risoleo, tax reimbursements associated with the cost of the life insurance policies: Mr. Walter, $23,000; Mr. Risoleo $17,131; Mr. Abji, $9,726; Mr. Harvey, $3,888, and Mr. Larson, $10,918.

(6)	Mr. Marriott is not a named executive officer under the SEC rules, but summary compensation information is provided in the interest of full disclosure.

(7)	Prior year stock compensation has been recalculated to conform to the 2009 presentation of grant date fair value. In 2008 and 2007 we disclosed the fair value of the restricted stock awards as of the balance sheet date, in conformity with the required GAAP disclosures in our annual report on Forms 10-K for those years. We are now reflecting the amounts as the fair value of the awards as of the grant date.

Grants of Plan-Based Awards in Fiscal Year End 2009

The following table shows the plan-based awards that were granted in 2009 to the named executive officers.

Name	Grant Date	Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards (3) #	Exercise Price of Option Awards $/share	Closing Price of Option on Grant Date $/ Share (4)	Full Grant Date Fair Value $
		Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Richard E. Marriott	5-Feb-09	131,250	262,500	525,000	—	—	—	—

W. Edward Walter	5-Feb-09	375,000	750,000	1,500,000
	5-Feb-09				181,452	362,903	625,000				1,668,748	(5)
	5-Feb-09							122,935	5.075	5.09	212,678	(6)
	14-May-09							245,869	8.19		789,239	(6)
	25-Aug-09				362,903	725,806	1,250,000				506,453	(5)

James F. Risoleo	5-Feb-09	187,500	375,000	750,000
	5-Feb-09				128,529	257,057	442,708				1,182,031	(5)
	5-Feb-09							87,079	5.075	5.09	150,647	(6)
	14-May-09							174,157	8.19		559,044	(6)
	25-Aug-09				257,057	514,113	885,417				358,737	(5)

Minaz B. Abji	5-Feb-09	161,250	322,500	645,000
	5-Feb-09				69,406	138,811	239,063				638,297	(5)
	5-Feb-09							47,023	5.075	5.09	81,350	(6)
	14-May-09							94,045	8.19		301,884	(6)
	25-Aug-09				138,811	277,621	478,125				193,718	(5)

Larry K. Harvey	5-Feb-09	131,250	262,500	525,000
	5-Feb-09				59,728	119,456	205,729				549,298	(5)
	5-Feb-09							40,466	5.075	5.09	70,006	(6)
	14-May-09							80,932	8.19		259,792	(6)
	25-Aug-09				119,456	238,911	411,458				166,708	(5)

Gregory J. Larson	5-Feb-09	131,250	262,500	525,000
	5-Feb-09				53,680	107,359	184,896				493,673	(5)
	5-Feb-09							36,368	5.075	5.09	62,917	(6)
	14-May-09							72,736	8.19		233,483	(6)
	25-Aug-09				107,359	214,718	369,792				149,826	(5)

(1)	As described under “Annual Incentive Cash Awards” in the CD&A, these are amounts that may be earned based on the financial performance of the Company, which is measured by Adjusted FFO and ROIC, and on the personal performance by each executive on objectives approved by the Committee. Mr. Walter has an incentive target of 100% of base salary earned in the calendar year and executive vice presidents have an incentive target of 75% of base salary earned in the calendar year. The actual amounts earned by the named executive officers in 2009 are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and are described in the CD&A under “Results for 2009 under 2009-2011 Plan – Annual Cash Incentives.”

(2)	These are performance shares granted for the period 2009-2011. Dividends accrue on shares, but are not paid unless the shares vest and are released.

(3)	The February 5, 2009 grant of options was made under the 1997 Comprehensive Stock and Cash Incentive Plan (the “1997 Plan”) and vested December 31, 2009. No additional option grants were made under the 1997 Plan. Our stockholders approved the 2009 Comprehensive Stock and Cash Incentive Plan (the “2009 Stock Plan”) in May 2009. The May 14, 2009 award of options was made under the 2009 Stock Plan. These options vest 50% on December 31, 2010 and 50% on December 31, 2011 based on continued service with the Company. All options have a 10-year life.

(4)	As noted above, the February 5, 2009 option award was made under our previous 1997 Plan. Under that plan options are issued at fair market value on the date of grant, which is defined as “the average of the highest and lowest quoted selling prices for shares on the relevant date.” Since May 2009, equity awards are issued under the 2009 Stock Plan, which defines fair market value as the closing sales price on the date of grant.

(5)	The amounts in this column reflect the grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718. The grant date fair value of the 2009 Performance-based Awards is based on the stock price on the grant date multiplied by the expected performance level, which we set at target, or 66%. The grant date fair value of the Market-based Awards represents the portion of the awards that may be earned in 2009 (granted on February 5, 2009), as well as an incremental value to the portion of the 2010 and 2011 Market-based Awards that relates to the Cumulative TSR (granted on August 25, 2009). The fair value of Market-based Awards that relate to the portion of the awards that may vest for 2010 and 2011 performance years are not included as the performance requirements of those awards will be determined at the beginning of each of the respective years. The grant date fair values of the Market-based Awards are calculated using a simulation, or Monte Carlo, method. The chart below details the inputs used to calculate the grant date fair value of our 2009 Market-based Awards.

Closing stock price on grant date	$5.09
3 Year Volatility of Host	63.8%
Risk free interest rate	1.40%
Stock Beta compared to NAREIT Equity Index	1.322
Stock Beta compared to Lodging Index	1.045
Average grant date fair value per share	$1.99

(6)	The amounts in this column reflect the grant date fair value of the stock options calculated in accordance with FASB ASC Topic 718. For information on the assumptions used by the Company in calculating the fair value of the stock options, please see “Note 8—Employee Stock Plans—Employee Stock Options” in the Notes to Condensed Consolidated Financial Statements in our 2009 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year End 2009

The following table summarizes all the equity awards made to the named executive officers that were outstanding as of December 31, 2009.

	Option Awards (1)					Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock that Have not Vested	Market Value of Shares or Units of Stock that Have not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights that Have not Vested (2)		Equity Incentive Awards: Market or Payout Value ($) of Unearned Shares, Units or Other Rights that Have Not Vested (3)
W. Edward Walter	5-Feb-09 14-May-09 25-Aug-09	122,935	— 245,869	5.075 8.19	5-Feb-19 14-May-19			625,000 1,250,000	(4)	2,117,545 4,235,078

James F. Risoleo	5-Feb-09 14-May-09 25-Aug-09	87,079	— 174,157	5.075 8.19	5-Feb-19 14-May-19			442,708 885,417	(4)	1,499,933 2,999,855

Minaz B. Abji	5-Feb-09 14-May-09 25-Aug-09	47,023	— 94,045	5.075 8.19	5-Feb-19 14-May-19			239,063 478,125	(4)	809,968 1,619,924

Larry K. Harvey	5-Feb-09 14-May-09 25-Aug-09	40,466	— 80,932	5.075 8.19	5-Feb-19 14-May-19			205,729 411,458	(4)	697,026 1,394,051

Gregory J. Larson	5-Feb-09 14-May-09 25-Aug-09	36,368	— 72,736	5.075 8.19	5-Feb-19 14-May-19			184,896 369,792	(4)	626,446 1,252,880

(1)	Option awards vest based on continued service with the Company and have a 10-year life from the date of grant. Options granted on February 5, 2009 vested December 31, 2009. Options issued on May 14, 2009 were for the two-year period, 2010-2011, with 50% vesting at year-end December 31, 2010 and 50% vesting at year-end December 31, 2011 based on continued service.

(2)	This represents the entire three-year award for the 2009-2011 compensation program. The award in February 2009 was made under the 1997 Plan for performance year 2009. The award in August 2009 was made under the stockholder-approved 2009 Stock Plan for performance years 2010-2011. The number of shares awarded reflect the shares that may be earned for performance at the “high” level on all performance measures in each of 2009, 2010 and 2011. The performance measures are 1) achievement of personal performance objectives, 2) the Company’s relative stockholder performance against the NAREIT Equity Index, and 3) the Company’s relative stockholder performance against the Lodging Index. These determinations are made by the Compensation Policy Committee, generally in February of the year following the performance.

(3)	The value is calculated based on the vesting of shares at the “threshold” level of performance at the closing price of our stock on December 31, 2009 of $11.67. This is based on our 2008 performance results when shares based on performance were forfeited because performance was below threshold.

(4)	These shares were awarded for performance year 2009. The Compensation Policy Committee determined the level of performance on each of the annual personal performance objectives and the NAREIT TSR and Lodging Index TSR at meetings on February 4-5, 2010. The following chart shows the shares that were released based on 2009 performance and the value of the shares based on the closing price of our stock on December 31, 2009 of $11.67.

	Annual Performance based	Annual Market-based; NAREIT TSR	Annual Market- based;- Lodging TSR	Total shares released	Market value of shares at December 31, 2009
W. Edward Walter	241,936	146,032	0	387,968	$4,527,587
James F. Risoleo	164,230	103,440	0	267,670	3,123,709
Minaz B. Abji	88,685	55,857	0	144,542	1,686,805
Larry K. Harvey	75,788	48,069	0	123,857	1,445,411
Gregory J. Larson	69,127	43,202	0	112,329	1,310,879

Performance shares that do not vest are forfeited. For 2009, the named executive officers forfeited the following unvested shares:

2009 Performance-based Awards forfeited
W. Edward Walter	60,483
James F. Risoleo	49,984
Minaz B. Abji	26,990
Larry K. Harvey	23,758
Gregory J. Larson	20,339

Option Exercises and Stock Vested at Fiscal Year End 2009

No options were exercised in 2009. The chart below shows stock awards that vested in 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
W. Edward Walter	25,000	$139,250
James F. Risoleo	26,809	166,734
Minaz B. Abji	17,873	111,158
Larry K. Harvey	14,748	93,752
Gregory J. Larson	14,748	93,752

(1)	Reflects the last 25% of the 2005 Shareholder Value Award that vested based on continued employment with the Company on February 9, 2009 and (ii) the one-year grant made on January 1, 2008, to Messrs. Risoleo, Abji, Harvey and Larson that vested January 2, 2009.

The chart below shows the number of shares associated with each award.

Award	Vest Date	Shares Vesting
		Mr. Walter	Mr. Risoleo	Mr. Abji	Mr. Harvey	Mr. Larson
2005 Shareholder Value Award	2-9-09	25,000	18,750	12,500	9,375	9,375
Market Adjustment Award	1-2-09	0	8,059	5,373	5,373	5,373

(2)	The value realized on vesting is based on the closing market price of the Company’s common stock on the date of release, which is shown in the chart below.

	Shares Released 1-2-09 at Stock Price $7.73		Shares Released 2-9-09 at Stock Price $5.57
Name	Shares Vested	Share Value	Shares Vested	Share Value
W. Edward Walter	—	$—	25,000	$139,250
James F. Risoleo	8,059	62,296	18,750	104,438
Minaz B. Abji	5,373	41,533	12,500	69,625
Larry K. Harvey	5,373	41,533	9,375	52,219
Gregory J. Larson	5,373	41,533	9,375	52,219

Nonqualified Deferred Compensation

The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan as of year end December 31, 2009. The aggregate balance shown includes amounts earned prior to 2009 and voluntarily deferred. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year- End (1)
W. Edward Walter	$53,961	$16,198	$101,601	0	$1,110,585
James F. Risoleo	28,509	6,500	338,543	0	1,660,076
Minaz B. Abji	21,511	4,213	60,580	0	345,126
Larry K. Harvey	14,912	2,298	59,008	0	245,774
Gregory J. Larson	14,887	2,286	28,526	0	144,024

(1)	Amounts reflect vested values as of December 31, 2009.

Under the Executive Deferred Compensation Plan, participants may defer any portion of their base salary or any amounts awarded under the annual cash incentive award. Participants direct their deferrals into investment funds, which are substantially the same funds available for investment under the 401(k) Plan. Participants’ accounts may or may not appreciate, and may depreciate, depending on the performance of their investment choices. The Company does not guarantee any returns and none of the investment choices provide interest at above-market rates. The Company matches $.50 of each $1.00 deferred, up to a maximum of 6% of the participant’s compensation less the amount credited to the 401(k) Plan. The Company may provide a discretionary matching contribution of up to $.50 on each $1.00 deferred up to 6% of the participant’s compensation. Due to the recession, the Company suspended its match effective May 25, 2009. In addition, in 2009 as in 2008, the Company did not make a discretionary matching contribution.

Participants fully vest in Company contributions after five years of continued employment. The vesting schedule is 25% vesting after two years; 50% vesting after three years; 75% vesting after four years and 100% vesting after five years or more. All named executive officers are fully vested. Company contributions are fully vested (100%) for distributions related to normal retirement, death, disability and change of control.

The Executive Deferred Compensation Plan offers automatic lump sum distributions upon death or disability. The participant may elect to receive lump sum or installment distributions upon separation from service, or with respect to his deferrals only (no Company contributions) on such other dates certain that a participant may elect. Such elections are made at the time the participant elects to defer compensation for a year. However, “key employee” distributions payable upon separation from service will be delayed for six months. Participants may also elect to receive a lump sum distribution of their account in the event of change in control. Plan assets are held in a rabbi trust.

Potential Severance, Change in Control Payments

Severance

The Company does not have any employment agreements with U.S.-based employees. The Company has a severance plan for senior executives that was adopted in 2003. This plan provides for benefits in the event of a senior executive’s death or disability, or where a senior executive leaves the Company under the following circumstances:

•

As a result of a termination without “cause”. “Cause” is defined broadly to include failure to perform assigned duties in a reasonable manner, or as a result of incompetence or neglect; engaging in any act of dishonesty or bad faith with respect to the Company or its affairs; committing any act that reflects unfavorably on the executive or the Company; or engaging in any other conduct that in the reasonable judgment of the Board justifies termination;

•

As a result of a voluntary termination by the executive for “good reason”. “Good reason” means that there has been a material diminution in such executive’s authority, duties or responsibilities; a material diminution in an executive’s overall compensation opportunity; or a material change in the geographic location at which an executive is required to perform his duties for the Company.

The key benefits are:

•

Upon death or disability, an executive would receive a prorated annual cash incentive award at the “target” level through the month of death or disability, and all restricted stock and options would vest. In addition, the executive would be entitled to benefits under our life insurance and disability plans that are applicable to all employees.

•

In the termination examples, an executive would receive a payment equal to a multiple of the current annual base salary and average cash incentive bonus that was paid over the prior three-years. For example:

•

Mr. Walter, as president and chief executive officer, would be entitled to receive a payment equal to 2x his current base salary and 2x his average annual cash incentive award over the prior three years.

•	All other executives would be entitled to receive a payment equal to 1x his or her current base salary and 1x his or her average annual cash incentive award over the prior three years.

•	We would pay for the continuation of the executive’s health and welfare benefits for 18 months or until the executive is re-employed, whichever period is shorter.

In addition, under the restricted stock agreements, one year of the executives’ restricted stock award would accelerate and vest at the “target” level and under the stock option agreement, all options would accelerate and vest.

An executive terminated for cause or who voluntarily leaves without good reason is not entitled to any benefits under the severance plan.

The table below quantifies the compensation that would become payable to a senior executive assuming employment ended on December 31, 2009. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s Retirement and Savings Plan and accrued vacation pay. All severance is contingent on the execution of a release in favor of the Company and a one year non-compete and non-solicitation agreement.

	Mr. Walter	Mr. Risoleo	Mr. Abji	Mr. Harvey	Mr. Larson
Termination payment (1)	$2,614,322	$892,606	$763,819	$584,612	$579,917
Restricted Stock (2)	4,234,850	2,999,692	1,619,831	1,393,976	1,252,821
Options (3)	855,624	606,066	327,277	281,643	253,121
Cost of benefit continuation (4)	24,545	24,545	16,492	24,545	16,492
Deferred compensation balance (5)	1,110,585	1,660,076	345,126	245,774	144,024

Total	$8,839,926	$6,182,985	$3,072,545	$2,530,550	$2,246,375

(1)	Amounts reflected are a multiple of base salary and average annual incentive award. Mr. Walter would receive two times his base salary and two times the average of his annual incentive award for 2007-2009. All other executives would receive one times his base salary and one times the average of his annual incentive award for 2007-2009.

(2)	Amounts are based on the closing price of our stock on December 31, 2009 of $11.67. Under the restricted stock agreements, one year of all performance based awards would vest at the “target” level.

(3)	Under the stock option agreements, all options would vest in the event of a termination of employment without cause or termination by the executive for good reason. The chart below shows the total number of options that would vest, the value of the options based on the exercise price of $8.19, the market value of the underlying shares based on the closing price of $11.67 on December 31, 2009, and the total gain, which is market value less option exercise price.

	Options Awards Subject to Vesting	Option Value- Based on Exercise Price of $8.19	Market Value of Underling Shares at 12/31/09	Total Gain
Mr. Walter	245,869	$2,013,667	$2,869,291	$855,624
Mr. Risoleo	174,157	1,426,346	2,032,412	606,066
Mr. Abji	94,045	770,229	1,097,505	327,277
Mr. Harvey	80,932	662,833	944,476	281,643
Mr. Larson	72,736	595,708	848,829	253,121

(4)	Amounts reflect the costs associated with continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(5)	The named executive officers are fully vested in their accounts.

Change-In-Control

The severance plan also provides for certain payments in the event that there is both a change in control of the Company and the occurrence of any of the following events in the year immediately following the change in control:

•	A termination of the executive without “cause”, as previously explained above;

•	A voluntary termination by the executive for “good reason”, as previously explained above.

The table below quantifies the compensation that would become payable to a senior executive under these circumstances assuming that the triggering events occurred on December 31, 2009. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s 401(k) Plan and accrued vacation pay. The Company does not provide any consideration for excise taxes that the named executive officers might incur as a result of these payments. The cost of any tax would be borne by the executive.

	Mr. Walter	Mr. Risoleo	Mr. Abji	Mr. Harvey	Mr. Larson
Termination payment (1)	$3,921,483	$1,785,213	$1,527,637	$1,169,224	$1,159,835
Restricted Stock (2)	21,881,250	15,499,219	8,369,584	7,202,572	6,473,209
Options (3)	855,624	606,066	327,277	281,643	253,121
Cost of benefit continuation (4)	24,545	24,545	16,492	24,545	16,492
Deferred compensation balance (5)	1,110,585	1,660,076	345,126	245,774	144,024

Total	$27,793,487	$19,575,119	$10,586,116	$8,923,758	$8,046,681

(1)	The termination payment is a multiple of base salary and average annual cash incentive award. Mr. Walter would receive three times his base salary and three times the average of his annual cash incentive award for the period 2007-2009. All other executives would receive two times his or her base salary and two times the average of his or her annual incentive award for 2007-2009.

(2)	Under the restricted stock agreements, all unvested restricted stock would accelerate and vest in the event of a change in control and termination of employment without cause or termination by the executive for good reason. No shares were vested as of December 31, 2009 and the chart below shows the total award that would be accelerated and subject to vesting. The number of shares would be reduced by the number of shares that vested and the number of shares that were forfeited when the Compensation Committee made its determination about the 2009 performance measures on February 4-5, 2010. The value is determined by multiplying the unvested shares by $11.67, the closing price of our stock on December 31, 2009.

Unvested Shares
Mr. Walter	1,875,000
Mr. Risoleo	1,328,125
Mr. Abji	717,188
Mr. Harvey	617,187
Mr. Larson	554,688

(3)	Under the stock option agreements, all options would vest upon a change in control and termination of employment without cause or termination by the executive for good reason. The chart below shows the number of options that would vest, the value of the options based on the exercise price of $8.19, the market value based on the closing price of $11.67 on December 31, 2009 and the total gain, which is market value less option exercise price.

	Options Awards Subject to Vesting	Option Value- Based on Exercise Price of $8.19	Market Value of Underling Shares at 12/31/09	Total Gain
Mr. Walter	245,869	$2,013,667	$2,869,291	$855,624
Mr. Risoleo	174,157	1,426,346	2,032,412	606,066
Mr. Abji	94,045	770,229	1,097,505	327,277
Mr. Harvey	80,932	662,833	944,476	281,643
Mr. Larson	72,736	595,708	848,829	253,121

(4)	Amounts reflect costs associated with the continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(5)	The named executive officers are fully vested in their accounts.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information as of December 31, 2009 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)
Equity compensation plans approved by stockholders (1)	1,468,030	$7.19	19,221,942
Equity compensation plans not approved by stockholders	—	—	—

TOTAL	1,468,030	$7.19	19,221,942

(1)	Shares indicated are the aggregate of those issuable under the Company’s 1997 and 2009 Comprehensive Stock and Cash Incentive Plans, as amended, whereby we may award to officers and key employees: (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock. As of December 31, 2009, no shares remain available for issuance under the Company’s 1997 Comprehensive Stock and Cash Incentive Plan.

REPORT OF THE COMPENSATION POLICY COMMITTEE

ON EXECUTIVE COMPENSATION

To Our Stockholders:

The Compensation Policy Committee has reviewed and discussed with management the Compensation Discussion and Analysis of Host Hotels & Resorts, Inc. (the “Company”). Based on its review and discussions, the Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2009 and this proxy statement.

The Compensation Policy Committee

Ann McLaughlin Korologos, Chair

Robert M. Baylis

Willard W. Brittain, Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth the number of shares of our common stock and of the partnership units of Host Hotels & Resorts, L.P. (our operating partnership) that were beneficially owned as of March 1, 2010 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of our common stock. As of March 1, 2010 the Company owns approximately 98% of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock (1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units (2)
Directors:
Robert M. Baylis (3)	97,947	*	0	*
Willard W. Brittain, Jr. (3)	5,517	*	0	*
Terence C. Golden (3)	82,901	*	0	*
Ann McLaughlin Korologos (3)	59,706	*	0	*
Richard E. Marriott (4)	16,213,539	2.5	140,296	2.5
John B. Morse, Jr. (3)	26,093	*	0	*
Gordon H. Smith (3)	5,517	*	0	*
W. Edward Walter (5)	2,255,243	0.3	0	0.3
Non-Director Named Executive Officers:
Minaz Abji (5)	754,088	*	0	*
Gregory J. Larson (5)	562,587	*	0	*
Larry K. Harvey (5)	651,327	*	0	*
James F. Risoleo (5)	1,448,627	0.2	0	0.2
All Directors and Executive Officers as a group:
(15 persons, including the foregoing) (3)(4)(5)	22,579,796	3.5	140,296	3.5
Certain Beneficial Owners:
BlackRock Inc. (6)	50,888,456	7.9	0	7.9
Cohen & Steers, Inc. (7)	36,095,710	5.6	0	5.6
Stichting Pensioenfonds ABP (8)	33,583,859	5.2	0	5.2
The Vanguard Group, Inc. (9)	62,349,301	9.6	0	9.6

*	Reflects ownership of less than 1/ 10th of 1%.

(1)	Any descriptions of ownership or aggregations of ownership of our common stock within this proxy statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of our common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Charter.

(2)	This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of our common stock, but that none of the operating partnership units held by others are redeemed for shares of our common stock.

(3)	The number of shares of our common stock listed here includes common stock equivalents: (1) awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan; (2) resulting from a non-employee directors’ election to receive part of their annual retainer and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan; (3) for Robert M. Baylis and Ann McLaughlin Korologos, 11,957 common stock equivalents from a one-time special stock award made in 1997 to all non-employee directors; and (4) common stock equivalents for dividends relating to common stock equivalents held by each director.

(4)	The number of shares of our common stock listed here for Richard E. Marriott includes:

•	1,498,674 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee;

•	76,957 shares held by the wife of Richard E. Marriott;

•	517,075 shares held in trust for which the wife of Richard E. Marriott is the trustee or co-trustee;

•	5,583,114 shares held by the J. Willard and Alice S. Marriott Foundation of which Richard E. Marriott is a co-trustee;

•	1,466,865 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and

•	1,330,610 shares held by a corporation of which Richard E. Marriott is the controlling stockholder.

It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.

(5)	The number of shares of our common stock listed here includes the shares of restricted stock granted under our 1997 and 2009 Comprehensive Stock and Cash Incentive Plans which are subject to forfeiture if the vesting criteria are not satisfied. Also included are shares of common stock that may be acquired within 60 days of March 1, 2010 pursuant to the exercise of stock options granted under our 2009 Comprehensive Stock and Cash Incentive Plan. Such shares, however, are not deemed outstanding for the purpose of computing the ownership percentage of any other person. The following are the amounts of vested exercisable options for each named executive officer:

• Minaz Abji • Gregory J. Larson • Larry K. Harvey • James F. Risoleo • W. Edward Walter	47,023 vested options 36,368 vested options 40,466 vested options 87,079 vested options 122,935 vested options

(6)	BlackRock Inc. (“BlackRock”) filed a Schedule 13G with the SEC on January 29, 2010 to report beneficial ownership of 50,888,456 shares of our common stock. BlackRock reports that it has the sole power to dispose of and to vote all such shares. BlackRock’s business address is 40 East 52nd Street, New York, New York 10022.

(7)

Cohen & Steers, Inc. (“Cohen”) filed an amended Schedule 13G with the SEC on February 12, 2010 to report beneficial ownership of 36,095,710 shares of our common stock. Cohen reports that it has the sole power to dispose of all such shares and has the sole power to vote with respect to 30,514,766 shares. Cohen’s business address is 280 Park Avenue, 10th Floor, New York, New York 10017.

(8)	Stichting Pensioenfonds ABP (“Stichting Pensioenfonds”) filed a Schedule 13G with the SEC on February 16, 2010 to report beneficial ownership of 33,583,859 shares of our common stock. Stichting Pensioenfonds reports that it has the sole power to dispose of and to vote all such shares. Stichting Pensioenfonds’s business address is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands.

(9)	The Vanguard Group, Inc. (“Vanguard”) filed an amended Schedule 13G with the SEC on February 4, 2010 to report beneficial ownership of 62,349,301 shares of our common stock. Vanguard reports that it has the sole power to dispose of 61,447,623 shares, has shared power to dispose of 901,678 shares, and has the sole power to vote with respect to 1,005,147 shares. Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Federal securities laws require directors, executive officers, and owners of more than ten percent of our common stock to file reports with the SEC and with the New York Stock Exchange. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Based solely upon a review of copies of the forms furnished to the Company, we believe all persons required to file such forms have done so during 2009, except as noted below.

On March 10, 2009, a sale of 1,000 shares of the Company’s stock was made on behalf of a trust for the benefit of David S. Marriott for which Mr. Richard E. Marriott, our Chairman of the Board, serves as co-trustee. Mr. Richard Marriott was unaware of the sale until 2010 and promptly upon becoming aware reported the transaction in a filing made on February 16, 2010.

CERTAIN RELATIONSHIPS AND

RELATED PERSON TRANSACTIONS

Policy on Transactions and Arrangements with Related Persons

In 2007 the Nominating and Corporate Governance Committee recommended, and the Board of Directors adopted, a written policy with respect to related person transactions. The policy applies to any transaction, or series of transactions in which the Company, its subsidiaries or affiliates is or will be a participant, the amount involved exceeds $100,000, and in which any related person has or will have a direct or indirect material interest. A related person for purposes of the policy includes:

•	any Company officer, senior manager, or director;

•	an owner of 5% or more of Company stock;

•	any immediate family member of any person listed above; or

•	any firm in which any of the foregoing persons is employed or is a principal in which such person has a 5% or greater interest.

Under the policy, the legal department will determine whether a transaction meets the requirements of a related person transaction. If so, the transaction will be reviewed by the Board of Directors, if it is part of a transaction which itself would require Board approval, or in all other circumstances the Audit Committee will review the transaction at its next meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, then the transaction will be reviewed by the Chair of the Audit Committee. Based on its consideration of all the relevant facts and circumstances, each of the Board, Audit Committee or Chair will decide whether to approve the transaction.

As adopted, the policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, which has been approved pursuant to the Company’s Charitable Contribution Policy if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that charitable organization’s total annual receipts;

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids involving third parties who are not related persons; and

•	management agreements and franchise agreements entered into with Marriott International, Inc. and certain of its subsidiaries to manage Marriott and Ritz-Carlton hotels owned or leased by the Company or its subsidiaries, including modifications and amendments to existing agreements, if such agreements, amendments or modifications are on terms and conditions substantially consistent with the Company’s then current agreements with Marriott International or other major third party operators.

Related Person Transactions

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation (renamed Host Hotels & Resorts, Inc. in 2006) and Marriott International. Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

Our ongoing relationships with Marriott International can be divided into two general categories:

•	distribution agreement and the related agreements stemming from our separation into two companies; and

•	lodging management and franchise agreements relating to our properties.

As of January 31, 2010, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 13% of the outstanding shares of common stock of Marriott International. Mr. Marriott’s brother, J.W. Marriott, Jr., serves as Chairman of the Board and Chief Executive Officer of Marriott International. By reason of Richard E. Marriott’s ownership of such shares, and his brother’s position at Marriott International, transactions between Marriott International and our Company are considered related person transactions within the meaning of our policy described above. A summary of our ongoing relationships with Marriott International is provided below.

Distribution Agreement and Related Agreements

In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International that allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective businesses. This distribution agreement has been amended from time to time. We also entered into other agreements with Marriott International in connection with the business separation which govern aspects of our ongoing relationships. These other agreements include:

Tax Sharing Agreement

We entered into a tax sharing agreement with Marriott International that allocates the parties’ rights and obligations with respect to: (1) deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation;

and (2) certain of our tax attributes after the separation. We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

Leases

We currently sublease approximately 2,400 square feet of office space from Marriott International. The sublease was provided on market terms and conditions. In 2009, we paid Marriott International approximately $99,907 in rental fees for this office space. In addition, in 2009 we paid Marriott International $100,000 in ground rent under a lease in connection with property at the Desert Springs, a JW Marriott Resort.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries have entered into management agreements with us and certain of our subsidiaries to manage Marriott-and Ritz-Carlton-branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into a franchise agreement with us and certain of our subsidiaries that allow us to use the Marriott brand, associated trademarks, reservation systems and other related items for one Marriott hotel for which we have entered into an operating agreement with a hotel management company other than Marriott International. In 2009, we and our subsidiaries paid $106 million in the aggregate in management and franchise fees to Marriott International. The initial term of our management agreements with Marriott International is generally 15 to 20 years with one or more renewal terms. Under each management agreement, Marriott International provides comprehensive management services for the hotels. These agreements typically include the terms described below.

•

Operational Services.    Marriott International generally has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels, including establishing all room rates, processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by technical and operational experts and promoting and publicizing of the hotels. Marriott International receives compensation in the form of a base management fee which is calculated as a percentage (typically 3%) of annual gross revenues, and an incentive management fee, which is typically calculated as a percentage (generally 20%) of operating profit after we have received a priority return on our investment in the hotel.

•

Executive Supervision and Management Services.    Marriott International provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, provides other administrative and accounting support services to the hotels, such as planning and policy services, financial planning, divisional financial services, product planning and development, employee staffing and training, corporate executive management, and certain in-house legal services. For the majority of our properties managed by Marriott International, we have approval rights over the budget, capital expenditures and other matters.

•

Chain Services.    Marriott International furnishes chain services on a centralized basis. Such services include: (1) the development and operation of certain computer systems and reservation services; (2) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation of regional personnel; and (3) such additional central or regional services as may from time to time be more efficiently performed on a regional or group basis rather than at an individual hotel. Costs and expenses incurred in providing these services are generally allocated among all hotels managed by Marriott International or its affiliates that benefit from these services.

•

Working Capital and Fixed Asset Supplies.    Our management agreements with Marriott International typically require us to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We are also responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels.

•

Furniture, Fixtures and Equipment Replacements.    Under our management agreements with Marriott International, we are required to provide all necessary furniture, fixtures and equipment for the operation of the hotels (including funding any required furniture, fixtures and equipment replacements). The management agreements generally provide that, on an annual basis, the manager will prepare a list of furniture, fixtures and equipment to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the funds that are necessary, which is subject to our review and approval. For purposes of funding the furniture, fixtures and equipment replacements, a specified percentage (typically 5%) of the gross revenues of the hotel is deposited by the manager into an escrow account in our name, to which the manager has access. However, for 61 of our Marriott hotels, we have entered into an agreement with Marriott International to allow us to fund such expenditures directly as incurred from one account that we control, subject to maintaining a minimum balance of the greater of $33.5 million or 30% of total annual specified contributions, rather than escrowing funds at accounts at each hotel.

•

Building Alterations, Improvements and Renewals.    Marriott International is required to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and elevators of each hotel which we review and approve based on their recommendations and our judgment. In addition to the foregoing, the management agreements generally provide that the manager may propose such changes, alterations and improvements to the hotel as are required, in the manager’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition consistent with Marriott’s brand standards. We generally have approval authority over such changes, alterations and improvements.

•

Service Marks.    During the term of the management agreements, the brand name, service mark, symbols and logos used by the manager may be used in the operation of the hotel. Any right to use the brand name, service marks, logos and symbols and related trademarks at a hotel will terminate with respect to that hotel upon termination of the applicable management or franchise agreement.

•	Sale of the Hotel. Most of our management agreements with Marriott International limit our ability to sell, lease or otherwise transfer the hotels by requiring that the transferee assume the related management agreements and meet specified other conditions, including the condition that the transferee not be a competitor of Marriott International.

•

Termination on Sale.    While most of our management agreements with Marriott International are not terminable prior to their full term in connection with the sale of hotels, we have negotiated rights with respect to 18 specified Marriott-branded hotels to terminate management agreements in connection with the sale of these hotels subject to certain limitations (including the number of agreements that can be terminated per year, limitations measured by EBITDA, and limitations requiring that a significant portion of such hotels maintain the Marriott brand affiliation). The described termination rights may be exercised without payment of a termination fee, except for one of the specified hotels wherein a termination fee is required if it does not maintain the Marriott brand affiliation.

•

Performance Termination.    The majority of our management agreements with Marriott International provide for termination rights in the case of the manager’s prolonged failure to meet certain financial performance criteria, generally a set return on the owner’s investment. We have agreed in the past, and may agree in the future, to waive certain of these termination rights in exchange for consideration from the hotel manager, which could take the form of cash compensation or amendments to the management agreement. Similarly, the majority of our management agreements condition the manager’s right to renew pre-determined extension terms upon satisfaction of certain financial performance criteria.

In addition to our management agreements with Marriott International for our full service hotels, certain of our subsidiaries were partners in a joint venture that owned 115 Courtyard by Marriott lodging properties. On September 11, 2009, we sold our remaining 3.6% limited partnership interest in the joint venture for approximately $13 million and recorded a gain on property transactions of $5 million, net of taxes. As a result of this transaction, we no longer have any ownership interest in the joint venture.

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

If you wish to submit a proposal to be included in the proxy statement for our 2011 annual meeting, we must receive it no later than December 2, 2010. The proposal must comply with the SEC’s proxy rules and should be sent to the attention of the Secretary at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817.

Additionally, the Company’s Bylaws include requirements which must be met if a stockholder would like to nominate a candidate for director or bring other business before the stockholders at the 2011 annual meeting, that, in either case, is not intended to be included in the Company’s proxy statement. Those requirements include written notice to the Secretary (at the above address), no earlier than November 2, 2010 and no later than December 2, 2010, and which notice must contain all of the information required under our Bylaws, a copy of which is available, at no charge, from the Secretary, and is also available on our website (http://www.hosthotels.com).

OTHER MATTERS

Our Board is not aware of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting or any adjournment or postponement thereof, proxies received will be voted in accordance with the recommendation of our Board. Discretionary authority with respect to such other matters is granted by execution of the enclosed proxy.

It is important that the proxies be voted promptly and that your shares are represented. Please submit your proxy via the Internet, by phone or by signing, dating and returning your proxy in the enclosed envelope. A copy of our 2009 Annual Report (including our Annual Report on Form 10-K filed with the SEC) has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

We have filed an Annual Report on Form 10-K for the year ended December 31, 2009 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the 2009 Annual Report on Form 10-K (excluding exhibits) by writing to the Secretary, Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817-1109. We will charge an amount equal to the reproduction cost if the exhibits are requested. Our Annual Report on Form 10-K may also be accessed electronically on our website (http://www.hosthotels.com).

BY ORDER OF THE BOARD OF DIRECTORS,

ELIZABETH A. ABDOO

Secretary

Dated: April 1, 2010

HOTEL INFORMATION

A special stockholder annual meeting rate is offered at the hotel for Wednesday, May 5, 2010. A limited number of rooms are available at this special rate of $269, plus taxes and gratuities, single or double occupancy. To receive this special rate, please call 1-800-241-3333 and reference the Host Hotels & Resorts Stockholders block of rooms. All reservations should be received by the hotel no later than April 30, 2010. This discount may not be used in conjunction with any other discount, coupon or group rate.

Directions to the hotel:

From Ronald Reagan Washington National Airport (14 miles): Take Route 233 West and then Route 1 North. Take the left lane and switch over to Route 110 North. Travel two miles and take I-66 West eight miles to Exit 67 (I-495 North/Dulles Airport). Stay in the right lane (To All Local Exits). Take Exit 19A (Tysons Corner). At the fourth light, turn right onto Tysons Boulevard. Continue past the next light. The Ritz-Carlton is on the left at 1700 Tysons Boulevard, 1/4 mile past the first light.

From Dulles International Airport (12 miles): Take the Dulles Toll Road (route 267 East) toward Washington D.C. Take exit #18 (I-495 South, Richmond). Stay in the right lane and take exit #46A (Route 123 South Chain Bridge Road/Tysons Corner). Turn right onto Tysons Boulevard. The Ritz-Carlton is on the left at 1700 Tysons Boulevard.

West on I-66 from Downtown Washington, D.C.: Take I-66 West to Exit 67, I-495 North, Dulles Airport. Stay in the right lane (sign reads “To All Local Exits”). Take Exit 19-A (Tysons Corner). At the fourth light turn right onto Tysons Boulevard. The hotel is on the left, 1/4 mile at 1700 Tysons Boulevard.

From I-495 North or South: Coming from either North or South on I-495 (Capital Beltway), take exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go 1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

From I-95 North (from Richmond): Approaching the Capital Beltway from the South on I-95 North, take I-495 West (Rockville/Tysons Corner). Continue to exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go 1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

From I-95 South (from Baltimore): Approaching the Capital Beltway from the North on I-95 South at Exit 27, stay in the right lanes and switch over to I-495 West (Capital Beltway toward Silver Spring). Entering Northern Virginia, take exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go 1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

From Washington, DC (via George Washington Parkway): From Constitution Avenue westbound after crossing the Potomac via the Roosevelt Bridge, exit Northwest onto George Washington Parkway. Travel West for approximately 8 miles to I-495 (Capital Beltway) South. Follow I-495 South for approximately three miles to exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go 1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

You may also get directions from the hotel website:

(http://www.ritzcarlton.com/en/Properties/TysonsCorner/Information/Directions/Default.htm) or call the hotel at (703) 506-4300.

Annual Meeting Admission Ticket

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE COLORED TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11:59 p.m., New York Time, on May 5, 2010.

Vote by Internet

• Log on to the Internet and go to

www.investorvote.com/HST

• Follow the steps outlined on the secured website.

• If in the future you wish to receive future proxy material electronically, you will have the opportunity to consent at this site.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA,

US territories & Canada any time on a touch tone

telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

For Against Abstain

01—Robert M. Baylis

02—Willard W. Brittain, Jr.

For Against Abstain

03—Terence C. Golden

For Against Abstain

04—Ann M. Korologos

05—Richard E. Marriott

06—John B. Morse, Jr.

07—Gordon H. Smith

08—W. Edward Walter

2. Ratify Appointment of KPMG LLP as independent registered

public accountants for 2010.

For Against Abstain

Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right

if you plan to attend the

Annual Meeting.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or in another representative capacity, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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AGENDA

HOST
HOTELS & RESORTS

Proxy — HOST HOTELS & RESORTS, INC.

The undersigned appoints Elizabeth A. Abdoo and Larry K. Harvey, or either of them, as proxies. Each shall have the power to appoint his or her substitute. They are authorized to vote, as designated on the reverse side, all shares of Host Hotels & Resorts, Inc. common stock held of record by the undersigned on March 9, 2010 at the Annual Meeting of Stockholders to be held on May 6, 2010, or any adjournment or postponement thereof, and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

This proxy when properly executed will be voted in the manner directed herein. If this proxy is executed but no instruction is made, this proxy will be voted FOR the election of each director and FOR proposal 2. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. Please vote immediately.

ADMISSION TICKET

HOST HOTELS & RESORTS, INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 6, 2010, 10:00 A.M.

The Ritz-Carlton, Tysons Corner

1700 Tysons Boulevard

McLean, Virginia 22102

AGENDA

1. ELECTION OF DIRECTORS

•

2. RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

•

TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

It is important that your shares be represented at this meeting, whether or not you attend the meeting in person.

To make sure your shares are represented, we urge you to submit your proxy instructions by telephone, via the internet,

or by completing and mailing the proxy card below. If you plan on attending the Annual Meeting,

please mark the appropriate box on the reverse side of the proxy card below.

Present this Admission Ticket to the Host Hotels & Resorts representative at the entrance.

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send future proxy voting materials to you by email. To register for electronic delivery of future proxy materials, go to www.computershare.com/us/ecomms and sign up for electronic delivery.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — HOST HOTELS & RESORTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 6, 2010, 10:00 A.M.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 6, 2010, 10:00 A.M.

Your vote is important. Please vote immediately.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.